Exhibit 4.1
EXECUTION VERSION

SESI, L.L.C.
AND EACH OF THE GUARANTORS PARTY HERETO
6.375% SENIOR NOTES DUE 2019

INDENTURE
Dated as of April 27, 2011

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
Trustee

CROSS-REFERENCE TABLE*

Trust Indenture
Act Section		Indenture Section
310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.10
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	7.06
	(b)(1)	N.A.
	(b)(2)	7.06; 7.07
	(c)	7.06; 12.02
	(d)	7.06
314	(a)	4.03; 4.04; 12.05
	(b)	N.A.
	(c)(1)	12.04
	(c)(2)	12.04
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.04; 12.05
	(f)	N.A.
315	(a)	7.01	(b)
	(b)	7.05; 12.02
	(c)	7.01	(a)
	(d)	7.01	(c)
	(e)	6.11
316	(a) (last sentence)	2.11
	(a)(1)(A)	6.05
	(a)(1)(B)	6.04
	(a)(2)	N.A.
	(b)	6.07
	(c)	9.04
317	(a)(1)	6.08
	(a)(2)	6.09
	(b)	2.04
318	(a)	12.01
	(b)	N.A.
	(c)	12.01

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

i

		Page

Section 12.07	No Personal Liability of Directors, Officers, Employees and Stockholders	105
Section 12.08	Governing Law	105
Section 12.09	No Adverse Interpretation of Other Agreements	106
Section 12.10	Successors	106
Section 12.11	Severability	106
Section 12.12	Counterpart Originals	106
Section 12.13	Table of Contents, Headings, etc	106
Section 12.14	Waiver of Jury Trial	106

EXHIBITS

EXHIBIT A	Form of Series A Note
EXHIBIT B	Form of Series B Note
EXHIBIT C	Form of Indenture Supplement to Add Future Subsidiary Guarantors

     INDENTURE dated as of April 27, 2011 among SESI, L.L.C., a Delaware limited liability company, the Guarantors (as defined) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee.
     Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (i) Issuer’s 6.375% Senior Notes, Series A, due 2019, issued on the date hereof (the “Initial Notes”), (ii) if and when issued, an unlimited principal amount of additional 6.375% Senior Notes, Series A, due 2019 in a non-registered offering or 6.375% Senior Notes, Series B, due 2019 in a registered offering that may be offered from time to time subsequent to the Issue Date, in each case subject to Section 2.01 (the “Additional Notes”) as provided in Section 2.01(a) and (iii) if and when issued, Issuer’s 6.375% Senior Notes, Series B, due 2019 that may be issued from time to time in exchange for Initial Notes or any Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement, as hereinafter defined (the “Exchange Notes” and, together with the Initial Notes and Additional Notes, the “Notes”):
ARTICLE 1
DEFINITIONS AND INCORPORATION
BY REFERENCE
     Section 1.01 Definitions.
     “Additional Assets” means any (1) property or assets (other than Indebtedness, Capital Stock and working capital assets) used or useful in a Related Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Superior Energy, Issuer or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (2) and (3) above is primarily engaged in a Related Business.
     “Additional Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
     “Additional Interest” means any and all additional interest payable in accordance with the Registration Rights Agreement with respect to the Notes.
     “Affiliate” of any specified Person means (1) any other Person, directly or indirectly, controlling or controlled by, or (2) under direct or indirect common control with, such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of Sections 4.07, 4.10 and 4.11 hereto only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Superior Energy or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     “Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.
     “Applicable Premium” means, as determined by Issuer, with respect to any Note on any redemption date, the greater of:
     (a)
     (1) 1.0% of the principal amount of the Note; and
     (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at May 1, 2015, (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through May 1, 2015, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
     (b) the then-outstanding principal amount of the Note, if greater.
     “Asset Disposition” means any sale, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Superior Energy, Issuer or any Restricted Subsidiary, including any disposition by means of a sale and leaseback or a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than Issuer or a Restricted Subsidiary), (2) all or substantially all the assets or rights of any division or line of business of Superior Energy, Issuer or any Restricted Subsidiary or (3) any other assets or rights of Superior Energy, Issuer or any Restricted Subsidiary outside of the ordinary course of business of Superior Energy, Issuer or such Restricted Subsidiary (other than, in the case of clauses (1), (2) and (3) above, (A) a disposition by a Restricted Subsidiary to Superior Energy or Issuer or by Superior Energy, Issuer or a Restricted Subsidiary to a Wholly Owned Subsidiary, (B) for purposes of Section 4.10 hereto only, a disposition that constitutes a Restricted Payment permitted by Section 4.07 hereto or a Permitted Investment, (C) the trade or exchange by Superior Energy, Issuer or any Restricted Subsidiary of any assets for any similar assets of another Person, including any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the value of the property received by Superior Energy, Issuer or any Restricted Subsidiary in such trade or exchange (including any cash or cash equivalents) is at least equal to the fair market value (as determined in good faith by the Board of Directors of Superior Energy, an officer of Superior Energy or an officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision) of the property (including any cash or cash equivalents) so traded or exchanged, (D) the creation of a Lien, (E) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (F) the trade, sale, exchange or other disposition of inventory or obsolete assets in the ordinary course of business, (G) the disposition of assets received in settlement of debts accrued in the ordinary course of business, and (H) a disposition of assets in any single transaction or a series of related transaction that involve assets with a fair market value of less than $20.0 million; provided further, however, that the sale, transfer or other disposition of all or substantially all of the assets or rights of Superior Energy, Issuer and their Restricted Subsidiaries taken as a whole will be governed by the Sections 4.14 and 5.01 hereof and not by Section 4.10 hereof.
     “Attributable Debt” in respect of a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction (including any period for which such lease has been extended).
     “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (1) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (2) the sum of all such payments.
     “Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
     “Board of Directors” means:
     (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
     (2) with respect to a partnership, the board of directors of the general partner of the partnership;
     (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
     (4) with respect to any other Person, the board or committee of such Person serving a similar function.
     “Business Day” means each day other than a Saturday, Sunday or a day on which commercial banking institutions are authorized or required by law to close in New York City.
     “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
     “Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.
     “Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which the consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to this Indenture) prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
     (1) if Superior Energy, Issuer or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;
     (2) if Superior Energy, Issuer or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility existing under a Debt Facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and if Issuer or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;
     (3) if since the beginning of such period Superior Energy, Issuer or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Superior Energy, Issuer or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Superior Energy, Issuer and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
     (4) if since the beginning of such period Superior Energy, Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;
     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period; and
     (6) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date, and thereafter, as in effect from time to time.
     For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculation shall be (x) made in good faith by a responsible financial or accounting officer of Superior Energy (and may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such Asset Disposition, Investment or acquisition of assets which is being given pro forma effect that have been or are reasonably expected to be realized within 12 months of such transaction) and/or (y) determined in accordance with Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date, and thereafter, as in effect from time to time. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     “Consolidated Interest Expense” means, for any period, the total interest expense of Superior Energy, Issuer and their Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Superior Energy, Issuer or any Restricted Subsidiary, without duplication:
     (1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;
     (2) amortization of debt discount and debt issuance cost;
     (3) capitalized interest;
     (4) non-cash interest expenses;
     (5) commission, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;
     (6) net payments pursuant to, and other net costs associated with, Hedging Obligations (including amortization of fees);
     (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than Issuer or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of Issuer of such Preferred Stock);
     (8) interest incurred in connection with Investments in discontinued operations;
     (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Superior Energy, Issuer or any of their Restricted Subsidiaries; and
     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Superior Energy or Issuer) in connection with Indebtedness Incurred by such plan or trust.
     “Consolidated Net Income” means, for any period, the net income of Superior Energy, Issuer and their consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income to the extent included in computing such net income (without duplication):
     (1) any net income of any Person (other than Issuer) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clauses (3), (5) and (7) below, Issuer’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Superior Energy, Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (2) below) and (B) Superior Energy’s or Issuer’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;
     (2) solely for the purpose of determining the amount available for Restricted Payments under Section 4.07(a)(3)(A), any net income of any Restricted Subsidiary to the extent that, directly or indirectly, the declaration or payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to Issuer or Superior Energy, of that net income (or loss) is not at the date of determination permitted without prior government approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its organizational documents and all agreements (other than those agreements permitted by clauses (1), (2), (3), (5) and (6) of Section 4.08(b) hereto except that Superior Energy’s or Issuer’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
     (3) any gain (or loss) realized upon the sale or other disposition of any assets of Superior Energy, Issuer or their consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;
     (4) effects of adjustments (including the effects of such adjustments pushed down to Superior Energy, Issuer and their Restricted Subsidiaries) in such Person’s consolidated financial statements, including adjustments to the inventory, property and equipment, software and other intangible assets (including favorable and unfavorable leases and contracts), deferred revenue and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes;
     (5) any unrealized non-cash gains or losses in respect of Hedging Obligations (including those under Accounting Standards Codification 815);
     (6) extraordinary gains or losses;
     (7) any non-cash compensation charges in connection with stock options, restricted stock grants and similar employee benefit plans;
     (8) impairment charges relating to Investments that were treated as Restricted Payments; and
     (9) the cumulative effect of a change in accounting principles.
     Notwithstanding the foregoing, for the purposes of Section 4.07 hereto only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of the Investments or return of capital to Superior

Energy, Issuer or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under Section 4.07(a)(3)(D).
     “Consolidated Tangible Assets” as of any date of determination, means the total amount of assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a consolidated balance sheet of Superior Energy, Issuer and their Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, to the extent otherwise included, the amounts of:
     (1) minority interests in such consolidated Subsidiaries held by Persons other than Superior Energy, Issuer or a Restricted Subsidiary;
     (2) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Indebtedness or Capital Stock; and
     (3) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.
     “Convertible Notes” means Indebtedness of Superior Energy that is optionally convertible into Common Stock of Superior Energy (and/or cash based on the value of such Common Stock) and/or Indebtedness of a Subsidiary of Superior Energy (including Issuer) that is optionally exchangeable for Common Stock of Superior Energy (and/or cash based on the value of such Common Stock).
     “Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to Issuer.
     “Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated May 29, 2009 among Superior Energy, Issuer, JPMorgan Chase Bank, N.A. and the lenders party thereto, as amended by First Amendment to Second Amended and Restated Credit Agreement dated July 20, 2010 among Superior Energy, Issuer, JPMorgan Chase Bank, N.A. and the lenders party thereto and the Second Amendment to Second Amended and Restated Credit Agreement dated April 20, 2011 among Superior Energy, Issuer, JPMorgan Chase Bank, N.A. and the lenders party thereto, providing for up to $550.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     “Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.
     “De Minimis Amount” means a principal amount of Indebtedness that does not exceed $5 million.
     “Debt Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
     “Default” means any event which is, or after notice or the passage of time or both would be, an Event of Default.
     “Definitive Note” means a certificated Note.
     “Designated Noncash Consideration” means the fair market value of noncash consideration received by Superior Energy, Issuer or any Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.
     “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (2) is convertible or exchangeable for Indebtedness or Disqualified Stock or (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if (i) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under Sections 4.10 and 4.14 hereto and (ii) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.
     “Domestic Subsidiary” means with respect to any Person, any Restricted Subsidiary of such Person that is organized or existing under the laws of the United States of America, any state thereof or the District of Columbia.

     “DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by Issuer.
     “EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:
     (1) all income tax expense of Superior Energy, Issuer and their consolidated Restricted Subsidiaries; plus
     (2) Consolidated Interest Expense; plus
     (3) depreciation, depletion, accretion and amortization expense of Superior Energy, Issuer and their consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period); plus
     (4) all other non-cash charges of Superior Energy, Issuer and their consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period); plus
     (5) the amount of any restructuring charge or reserve, integration cost or cost associated with establishing new facilities that is certified by the chief financial officer of Superior Energy and deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities; provided that the aggregate amount of all charges, expenses, costs and losses added back under this clause (5) in the aggregate in any consecutive four-quarter period will not exceed $10.0 million in the aggregate; plus
     (6) consolidated amortization expense or impairment charges of Superior Energy, Issuer and their consolidated Restricted Subsidiaries recorded in connection with the application of Accounting Standards Codification No. 350, “Goodwill and Other Intangibles” and Accounting Standards Codification No. 360, “Accounting for the Impairment or Disposal of Long Lived Assets”; minus
     (7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case for such period.
     Notwithstanding the foregoing, clauses (1) through (7) relating to amounts of a Restricted Subsidiary of a Person will be added to Consolidated Net Income to compute EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1) through (7) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to Issuer and Superior Energy by such

Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Notes” has the meaning set forth in the preamble of this Indenture.
     “Existing Exchangeable Securities” means $400.0 million aggregate principal amount of Issuer’s 1.50% senior exchangeable notes due 2026 issued under the indenture dated as of December 12, 2006 among SESI, L.L.C., Superior Energy Services, Inc., each of the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.)
     “Existing Notes” means $300.0 million aggregate principal amount of Issuer’s 6 7/8% senior notes due 2014 issued under the indenture dated as of May 22, 2006 among SESI, L.L.C., Superior Energy Services, Inc., each of the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A.
     “Foreign Subsidiary” means any Restricted Subsidiary not created or organized in the United States of America or any State thereof or the District of Columbia.
     “Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries that are not Guarantors, on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of Superior Energy or such other Person as may be expressly stated.
     “Foreign Subsidiary Total Tangible Assets” means Foreign Subsidiary Total Assets after deducting accumulated depreciation and amortization, allowances for doubtful accounts, other applicable reserves and other similar items of the Foreign Subsidiaries that are not Guarantors and after deducting therefrom, to the extent otherwise included, the amounts of:
     (1) minority interests in consolidated Subsidiaries held by Persons other than the Foreign Subsidiaries;
     (2) cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Indebtedness or Capital Stock; and
     (3) all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with GAAP.
     “GAAP” means generally accepted accounting principles in the United States of America, which are in effect on the Issue Date, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.
     “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.
     “Guarantor” means Superior Energy and each Restricted Subsidiary that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee in accordance with the Indenture); provided that upon release or discharge of Superior Energy or such Restricted Subsidiary from its Note Guarantee in accordance with the Indenture, such Restricted Subsidiary or Superior Energy ceases to be a Guarantor.
     “Hedging Agreement” means any oil and natural gas hedging agreement and any other agreement or arrangement designed to protect Superior Energy, Issuer or any Restricted Subsidiary against fluctuations in oil and natural gas prices.
     “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Hedging Agreement.
     “Holder” means a Person in whose name a Note is registered on the Registrar’s books.
     “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.
     “Indebtedness” means, with respect to any Person on any date of determination (without duplication):
     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;
     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);
     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);
     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);
     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and
     (8) any net Hedging Obligations of such Person;
if and to the extent any of the preceding items (other than the items described in the preceding clauses (4), (6), (7) and (8)) would appear on the liability side of a balance sheet of the specified Person prepared in accordance with GAAP. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. Indebtedness shall not include obligations of any Person resulting from its endorsement of negotiable instruments for collection in the ordinary course of business. For the avoidance of doubt, obligations of any Person under a Permitted Bond Hedge or a Permitted Warrant shall not be deemed to be “Indebtedness.”
     “Indenture” means this Indenture, as amended or supplemented from time to time.
     “Initial Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.

     “Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also QIBs.
     “Interest Rate Agreement” means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.
     “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.07 hereto.
     (1) “Investment” shall include the portion (proportionate to Superior Energy’s or Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Superior Energy or Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Superior Energy or Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Superior Energy’s or Issuer’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Superior Energy’s or Issuer’s direct or indirect equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and
     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Superior Energy.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.
     “Investment Grade Rating Event” means the first day on which the Notes are assigned an Investment Grade Rating by both of the Rating Agencies and no Default or Event of Default has occurred and is continuing.
     “Investment Grade Rating Event Permitted Liens” means, with respect to any Person:
     (1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
     (2) Carriers’, operator’s, warehousemen’s , repairmen, mechanics’ and other similar Liens arising in the ordinary course of business;
     (3) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith and by appropriate proceedings;
     (4) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar instruments incurred in the ordinary course of its business;
     (5) Liens in favor of collecting or payor banks having a right or setoff, revocation, refund or chargeback;
     (6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;
     (7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or the proceeds or products of such property, plant or equipment), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion or construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;
     (8) Liens existing upon the occurrence of an Investment Grade Rating Event;
     (9) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
     (10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
     (11) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

     (12) Liens securing Hedging Obligations in each case incurred in the ordinary course of business and not for speculative purposes;
     (13) Liens on Superior Energy’s, Issuer’s or a Restricted Subsidiary’s Investment in another Person securing Indebtedness of that Person as long as any such Indebtedness is not assumed or otherwise guaranteed by Superior Energy, Issuer or any Restricted Subsidiary; and
     (14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9), (10) or (13); provided, however, that:
     (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
     (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (10) or (13) at the time the original Lien became an Investment Grade Event Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.
     “Issue Date” means April 27, 2011.
     “Issuer” means SESI, L.L.C., and any and all successors thereto.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).
     “Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
     “Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:
     (1) all accounting, engineering, investment banking, brokerage, legal, title and recording tax expenses, commission and other fees and expenses incurred, and all

Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;
     (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangement;
     (3) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;
     (4) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
     (5) any required escrow against indemnification liabilities (until such amounts are released from escrow) and the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Superior Energy, Issuer or any Restricted Subsidiary after such Asset Disposition.
     “Net Cash Proceeds” means, with respect to any issuance or sale of Capital Stock, the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net taxes paid or payable as a result thereof.
     “Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Subsidiary Guarantor.
     “Non-Recourse Debt” means Indebtedness:
     (1) as to which none of Issuer, Superior Energy or any Restricted Subsidiary (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) beyond pledging its interest in the Unrestricted Subsidiary or (B) is directly or indirectly liable (subject to customary exceptions such as indemnifications for collection costs in pledge or security agreements, environmental and title matters and fraud) for payment on or in respect of such Indebtedness beyond its interest in the Unrestricted Subsidiary;
     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Issuer, Superior Energy or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer, Superior Energy or any Restricted Subsidiary.
     “Non-U.S. Person” means a Person who is not a U.S. Person.
     “Note Guarantee” means, individually, any Guarantee of payment of the Notes and Issuer’s other Obligations under the Indenture by a Guarantor pursuant to the terms of the Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.
     “Notes” has the meaning ascribed to it in the second introductory paragraph of this Indenture.
     “Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursement and other amounts payable pursuant to the documentation governing such Indebtedness.
     “Offering Memorandum” means the final offering memorandum, dated April 20, 2011 relating to the offering by Issuer of $500.0 million principal amount of Notes.
     “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person or, in the event that such Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of such Person.
     “Officers’ Certificate” means a certificate signed by two Officers of Issuer, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer, that meets the requirements of Section 12.05 hereof.
     “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee, that meets the requirements of Section 12.05 hereof. The counsel may be an employee of or counsel to Issuer or any Subsidiary of Issuer.
     “Permitted Bond Hedge” means any call options or capped call options referencing Superior Energy’s Common Stock purchased by Superior Energy concurrently with the issuance of Convertible Notes to hedge Superior Energy’s or any Subsidiary issuer’s (including Issuer) obligations under such Indebtedness.
     “Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is customary in, the oil and gas business as means of actively exploiting, acquiring, developing, processing, gathering, marketing or transporting oil, natural gas, other hydrocarbons and minerals through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the oil and gas business jointly with third parties, including: ownership interests in oil, natural gas, other hydrocarbon and mineral properties or gathering, transportation, processing, storage or related systems; and entry into, and Investments and expenditures in the form of or pursuant to, operating agreements, working interests, royalty interests, mineral leases, processing agreements, farm-in agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil, natural gas, other hydrocarbons and minerals, production sharing agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements and other similar agreements with third parties (including Unrestricted Subsidiaries).
     “Permitted Investment” means an Investment by Superior Energy, Issuer or any Restricted Subsidiary in:
     (1) Issuer, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Issuer or a Restricted Subsidiary; provided, however, that such person’s primary business is a Related Business;
     (3) cash and Temporary Cash Investments;
     (4) receivables owing to Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionaire trade terms as Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;
     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (6) loans or advances to employees made in the ordinary course of business consistent with past practices of Issuer or such Restricted Subsidiary;
     (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Issuer or any Restricted Subsidiary or in satisfaction of judgments;
     (8) Hedging Obligations;
     (9) Permitted Business Investments in an aggregate amount not to exceed the greater of (A) $100.0 million and (B) an amount equal to 5.0% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy have been provided to the Holders pursuant to this Indenture prior to the date of the Permitted Business Investment;

     (10) Guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business, including obligations under master service and charter agreements, oil and natural gas exploration, development, joint operating, and related agreements;
     (11) any Person to the extent such investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to Section 4.10 hereof;
     (12) Investments existing on the Issue Date;
     (13) Guarantees issued in accordance with Section 4.09;
     (14) other Investments to the extent paid for with Common Stock of Superior Energy;
     (15) any security or other Investment received or Investment made as a result of the receipt of non-cash consideration from an Asset Disposition or disposition of assets that does not constitute an Asset Disposition; and
     (16) Investments by means of any payment of cash by Superior Energy or any Subsidiary issuer (including Issuer) upon conversion or exchange of any Convertible Notes, and Investments in any Permitted Bond Hedge.
“Permitted Liens” means, with respect to any Person:
     (1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;
     (2) carriers’, operator’s, warehousemen’s , repairmen, mechanics’ and other similar Liens arising in the ordinary course of business;
     (3) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith and by appropriate proceedings;
     (4) Liens to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other similar instruments incurred in the ordinary course of its business;
     (5) Liens in favor of collecting or payor banks having a right or setoff, revocation, refund or chargeback;

     (6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties;
     (7) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto or the proceeds or products of such property, plant or equipment), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion or construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;
     (8) Liens to secure Indebtedness permitted under the provisions described in Section 4.09(b)(1), (9), (13) and (14) and Guarantees of such Indebtedness, to the extent permitted by Section 4.09(b)(12);
     (9) Liens existing on the Issue Date (other than Liens securing Obligations under the Credit Agreement);
     (10) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
     (11) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);
     (12) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;
     (13) Liens securing Hedging Obligations in each case incurred in the ordinary course of business and not for speculative purposes;
     (14) Liens on Superior Energy’s, Issuer’s or a Restricted Subsidiary’s Investment in another Person securing Indebtedness of that Person as long as any such Indebtedness is not assumed or otherwise guaranteed by Superior Energy, Issuer or any Restricted Subsidiary; and
     (15) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9), (10), (11) or (14); provided, however, that:

     (A) such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and
     (B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (9), (10), (11) or (14) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.
     “Permitted Warrant” means any call option in respect of Superior Energy’s Common Stock sold by Superior Energy concurrently with the issuance of Convertible Notes.
     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
     “Preferred Stock”, as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
     “principal” of a note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.
     “Public Equity Offering” means an underwritten primary public offering of Capital Stock of Superior Energy (other than Disqualified Stock) pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of Superior Energy), to the extent the Net Cash Proceeds are contributed to Issuer.
     “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
     “Rating Agencies” means Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.
     “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
     “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of Issuer or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; (4) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Note Guarantee, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Note Guarantee at least to the same extent as the Indebtedness being refinanced or refunded; provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Non-Guarantor Subsidiary that Refinances Indebtedness of Issuer, (B) Indebtedness of a Non-Guarantor Subsidiary that Refinances Indebtedness of a Guarantor, or (C) Indebtedness of Superior Energy, Issuer or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Issue Date among Issuer, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among Issuer, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by Issuer to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.
     “Related Business” means any business in which Superior Energy, Issuer or any Restricted Subsidiary was engaged on the Issue Date and any business related, ancillary or complementary to any business of Superior Energy, Issuer or any Restricted Subsidiary in which any of them was engaged on the Issue Date.
     “Responsible Officer”, when used with respect to the Trustee, means any officer within the corporate trust administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
     “Restricted Payment” with respect to any Person means:
     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to Superior Energy, Issuer or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned

Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));
     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Superior Energy or Issuer held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Superior Energy or Issuer (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Superior Energy that is not Disqualified Stock);
     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or
     (4) the making of any Investment (other than a Permitted Investment) in any Person.
     “Restricted Subsidiary” means, without duplication, any Subsidiary of Superior Energy (including Issuer) or Issuer which, at the relevant time of determination, is not an Unrestricted Subsidiary.
     “Rule 144” means Rule 144 promulgated under the Securities Act.
     “Rule 144A” means Rule 144A promulgated under the Securities Act.
     “S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.
     “Sale/Leaseback Transaction” means an arrangement relating to property owned by Superior Energy, Issuer or a Restricted Subsidiary on the Issue Date or thereafter acquired by Superior Energy, Issuer or a Restricted Subsidiary whereby Superior Energy, Issuer or a Restricted Subsidiary transfers such property to a Person and Superior Energy, Issuer or a Restricted Subsidiary leases it from such Person.
     “SEC” means the Securities and Exchange Commission.
     “Secured Indebtedness” means any Indebtedness of Superior Energy, Issuer or their Restricted Subsidiaries that is secured by a Lien.
     “Senior Management” means the Chief Executive Officer and the Chief Financial Officer of Superior Energy.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.
     “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the date of this Indenture.
     “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
     “Subordinated Obligation” means with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Note Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.
     “Subsidiary” means, with respect to any Person, (1) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (A) such Person, (B) such Person and one or more Subsidiaries of such Person or (C) one or more Subsidiaries of such Person, and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).
     “Subsidiary Guarantor” means any Guarantor that is a Subsidiary of Superior Energy or Issuer.
     “Superior Energy” means Superior Energy Services, Inc., a Delaware corporation, and any successor corporation.
     “Temporary Cash Investments” means any of the following:
     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;
     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the

Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Issuer or Superior Energy) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Group; and
     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.
     “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).
     “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2015; provided, however, that if the period from the redemption date to May 1, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
     “Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.
     “Unrestricted Subsidiary” means (i) Superior Energy Liftboats, L.L.C. and (ii) any other Subsidiary of Issuer that is designated by the Board of Directors of Superior Energy as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that each such Subsidiary described in the preceding clauses (i) and (ii):
     (1) has no Indebtedness to any Person other than (A) Non-Recourse Debt or (B) Indebtedness owed to Issuer, Superior Energy or any Restricted Subsidiary;
     (2) is not party to any agreement, contract, arrangement or understanding with Issuer, Superior Energy or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Issuer,

Superior Energy or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;
     (3) is a Person with respect to which neither Issuer nor Superior Energy, nor any Restricted Subsidiary has any direct or indirect obligation (A) to subscribe for additional Capital Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and
     (4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer, Superior Energy or any Restricted Subsidiary.
     Any such designation by the Board of Directors of Superior Energy shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers’ Certificate of Superior Energy certifying that such designation complied with the foregoing conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under paragraph (a) of Section 4.09 hereof, Issuer shall be in default of such Section 4.09).
     The Board of Directors of Superior Energy may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and the designation shall only be permitted if:
     (1) such Indebtedness is permitted under Section 4.09 calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and
     (2) no Default would occur or be in existence following such designation.
     “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at Issuer’s option.
     “U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.
     “Voting Stock” of a Person means all classes of Capital Stock or other interest (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares or shares required by applicable law to be held by a

Person other than Issuer or a Wholly Owned Subsidiary) is owned by Issuer or one or more Wholly Owned Subsidiaries.
     Section 1.02 Other Definitions.

Defined in
Term	Section
“Additional Restricted Notes”	2.01
“Affiliate Transaction”	4.11
“Agent Members”	2.01
“Asset Disposition Offer”	3.09
“Authentication Order”	2.02
“Automatic Exchange”	2.06
“Automatic Exchange Date”	2.06
“Automatic Exchange Notice”	2.06
“Automatic Exchange Notice Date”	2.06
“Change of Control”	4.14
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Clearstream”	2.01
“Covenant Defeasance”	8.03
“Euroclear”	2.01
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Exchange Global Note”	2.01
“Global Notes”	2.01
“Institutional Accredited Investor Global Note”	2.01
“Institutional Accredited Investor Notes”	2.01
“Legal Defeasance”	8.02
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Purchase Date”	3.09
“Registrar”	2.03
“Regulation S Global Note”	2.01
“Regulation S Notes”	2.01
“Resale Restriction Termination Date”	2.06
“Restricted Global Note”	2.06
“Rule 144A Global Note”	2.01
“Rule 144A Notes”	2.01
“Successor Company”	5.01
“Unrestricted Global Note”	2.06
     Section 1.03 Incorporation by Reference of Trust Indenture Act.

     Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.
     The following TIA terms have the following meanings:
     “indenture securities” means the Notes;
     “indenture security Holder” means a Holder of a Note;
     “indenture to be qualified” means this Indenture;
     “indenture trustee” or “institutional trustee” means the Trustee; and
     “obligor” on the Notes and the Note Guarantees means Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.
     All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.
     Section 1.04 Rules of Construction.
     Unless the context otherwise requires:
     (1) a term has the meaning assigned to it;
     (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (3) “or” is not exclusive;
     (4) words in the singular include the plural, and in the plural include the singular;
     (5) “will” shall be interpreted to express a command;
     (6) provisions apply to successive events and transactions; and
     (7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.
ARTICLE 2
THE NOTES
     Section 2.01 Form and Dating.
     (a) General. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. The Initial Notes issued on the date hereof shall be in an aggregate principal amount of $500,000,000. In addition, Issuer may issue, from time to time in accordance with the provisions of this Indenture, Additional Notes (as provided herein) and Exchange Notes. Furthermore, Notes may be authenticated and delivered upon registration of transfer, exchange or in lieu of, other Notes pursuant to Sections 2.02, 2.06, 2.09, 2.12, 3.06 or 9.05, in connection with an Asset Disposition Offer pursuant to Section 4.10 or in connection with a Change of Control Offer pursuant to Section 4.14.
     Notwithstanding anything to the contrary contained herein, Issuer may not issue any Additional Notes, unless such issuance is in compliance with Sections 4.10 and 4.12.
     The Initial Notes shall be known and designated as “6.375% Senior Notes, Series A, due 2019” of Issuer. Additional Notes issued as Restricted Notes shall be known and designated as “6.375% Senior Notes, Series A, due 2019” of Issuer. Additional Notes issued other than as Restricted Notes shall be known and designated as “6.375% Senior Notes, Series B, due 2019” of Issuer, and Exchange Notes shall be known and designated as “6.375% Senior Notes, Series B, due 2019” of Issuer.
     With respect to any Additional Notes, Issuer shall set forth in (a) a resolution of the Board of Directors of Superior Energy and (b) (i) an Officers’ Certificate or (ii) one or more indentures supplemental hereto, the following information:
     (1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;
     (2) the issue price and the issue date of such Additional Notes, including the date from which interest shall accrue; and
     (3) whether such Additional Notes shall be Restricted Notes issued in the form of Exhibit A hereto and/or shall be issued in the form of Exhibit B hereto.
     In authenticating and delivering Additional Notes, the Trustee shall be entitled to receive and shall be fully protected in conclusively relying upon, in addition to the Opinion of Counsel and Officers’ Certificate required by Section 12.04, an Opinion of Counsel as to the due authorization, execution, delivery, validity and enforceability of such Additional Notes.
     The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of this Indenture. Holders of the Initial Notes, the Additional Notes and the Exchange Notes shall vote and consent together on all matters to which such Holders are entitled to vote or consent as one class, and none of the Holders of the Initial Notes, the Additional Notes or the Exchange Notes shall have the right to vote or consent as a separate class on any matter to which such Holders are entitled to vote or consent.
     If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors of Superior Energy, a copy of an appropriate record of such action shall be certified by an Officer of Superior Energy or Issuer and delivered to the Trustee, at or prior to the delivery of the Officers’ Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.
     (b) The Initial Notes are being offered and sold by Issuer pursuant to a Purchase Agreement, April 20, 2011, among Issuer, Superior Energy, the Subsidiary Guarantors, J.P. Morgan Securities LLC and the other initial purchasers named therein. The Initial Notes and any Additional Notes (if issued as Restricted Notes) (the “Additional Restricted Notes”) shall be resold initially only to (A) QIBs in reliance on Rule 144A and (B) Non-U.S. Persons in reliance on Regulation S. Such Initial Notes and Additional Restricted Notes may thereafter be transferred to, among others, QIBs, purchasers in reliance on Regulation S and Institutional Accredited Investors in accordance with Rule 501 of the Securities Act, in each case, in accordance with the procedure described herein. Additional Notes offered after the date hereof may be offered and sold by Issuer from time to time pursuant to one or more purchase agreements in accordance with applicable law.
          Initial Notes and Additional Restricted Notes offered and sold to QIBs in the United States of America in reliance on Rule 144A (the “Rule 144A Notes”) shall be issued in the form of a permanent global Note substantially in the form of Exhibit A, which is hereby incorporated by reference and made a part of this Indenture, including appropriate legends as set forth in Section 2.01(d) (the “Rule 144A Global Note”), deposited with the Custodian, as custodian for DTC, duly executed by Issuer and authenticated by the Trustee as hereinafter provided. The Rule 144A Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Custodian, as custodian for DTC or its nominee, as hereinafter provided.
     Initial Notes and any Additional Restricted Notes offered and sold outside the United States of America (the “Regulation S Notes”) in reliance on Regulation S shall initially be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.01(d) (the “Regulation S Global Note”). The Regulation S Note will be deposited upon issuance with, or on behalf of, the Custodian, as custodian for the DTC in the manner described in this Article 2 for credit to the respective accounts of the purchasers (or to such other accounts as they may direct), including, but not limited to, accounts at Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream”). During the Restricted Period, interests in the Regulation S Global Note may only be transferred to Non-U.S. Persons pursuant to Regulation S, to QIBs under Rule 144A or Institutional Accredited Investor in accordance with the transfer and certification requirements described herein.
     Investors may hold their interests in the Regulation S Global Note through organizations other than Euroclear or Clearstream that are participants in DTC’s system or directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations which are participants in such systems. If such interests are held through Euroclear or Clearstream, Euroclear and Clearstream shall hold such interests in the applicable Regulation S Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries. Such depositaries, in turn, shall hold such interests in the applicable Regulation S Global Note in customers’ securities accounts in the depositaries’ names on the books of DTC.
     The Regulation S Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Custodian, as custodian for DTC or its nominee, as hereinafter provided.
     Initial Notes and Additional Restricted Notes resold to Institutional Accredit Investors (the “Institutional Accredited Investor Notes”) in the United States of America shall be issued in the form of a permanent global Note substantially in the form of Exhibit A including appropriate legends as set forth in Section 2.01(d) (the “Institutional Accredited Investor Global Note”) deposited with the Custodian, as custodian for DTC, duly executed by Issuer and authenticated by the Trustee as hereinafter provided. The Institutional Accredited Investor Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate. The aggregate principal amount of the Institutional Accredited Investor Global Note may from time to time be increased or decreased by adjustments made on the records of the Custodian, as custodian for DTC or its nominee, as hereinafter provided.
     Exchange Notes exchanged for interests in the Rule 144A Notes, the Regulation S Notes and the Institutional Accredited Investor Notes shall be issued in the form of a permanent global Note, substantially in the form of Exhibit B, which is hereby incorporated by reference and made a part of this Indenture, deposited with the Custodian, as custodian for DTC, as hereinafter provided, including the appropriate legend set forth in Section 2.01(d) (the “Exchange Global Note”). The Exchange Global Note shall be deposited upon issuance with, or on behalf of, the Custodian, as custodian for DTC, duly executed by Issuer and authenticated by the Trustee as hereinafter provided. The Exchange Global Note may be represented by more than one certificate, if so required by DTC’s rules regarding the maximum principal amount to be represented by a single certificate.
     The Rule 144A Global Note, the Regulation S Global Note, the Institutional Accredited Investor Global Note and the Exchange Global Note are sometimes collectively herein referred to as the “Global Notes.”
     The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by Issuer maintained for such purpose in the United States or at such other office or agency of Issuer as may be maintained for such purpose pursuant to Section 2.03 of this Indenture; provided, however, that, at the option of Issuer, each installment of interest may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Payments in respect of Notes represented by Definitive Notes (including principal, premium, if any, and interest) held by a

Holder of at least $1,000,000 aggregate principal amount of Notes represented by Definitive Notes shall be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
     The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on Exhibit A and Exhibit B and in Section 2.01(d). Issuer shall approve any notation, endorsement or legend on the Notes. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A and Exhibit B are part of the terms of this Indenture and, to the extent applicable, Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to be bound by such terms.
     (c) Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
     (d) Restrictive Legends. Unless and until (i) an Initial Note or an Additional Note issued as a Restricted Note is sold under an effective registration statement or (ii) an Initial Note or an Additional Note issued as a Restricted Note is exchanged for an Exchange Note in connection with an effective registration statement, in each case pursuant to the Registration Rights Agreement or a similar agreement or (iii) the Trustee receives an Opinion of Counsel reasonably satisfactory to Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act:
     (1) the Rule 144A Global Note, the Regulation S Global Note and the Institutional Accredited Investor Global Note shall bear the following legend on the face thereof:
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF THE RULE 144A GLOBAL NOTE AND THE INSTITUTIONAL ACCREDITED INVESTOR GLOBAL NOTE: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE

ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH ISSUER OR ANY AFFILIATE OF ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF THE REGULATION S GLOBAL NOTE: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO ISSUER’S AND THE REGISTRAR’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF THE REGULATION S GLOBAL NOTE: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]
BY ITS ACQUISITION OF THIS SECURITY THE HOLDER AND ANY SUBSEQUENT TRANSFEREE HEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (I) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO PURCHASE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS

SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (II) THE PURCHASE AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.
     (2) Each Global Security, whether or not an Initial Security, shall bear the following legend on the face thereof:
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
     (3) Each Note issued hereunder that has more than a de minimis amount of original issue discount for U.S. federal income tax purposes shall bear a legend in substantially the following form:
THIS SECURITY HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, ISSUER WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS SECURITY THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE SECURITY, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE

SECURITY AND (3) THE YIELD TO MATURITY OF THE SECURITY. HOLDERS SHOULD CONTACT [NAME OF INDIVIDUAL OR THE INDIVIDUAL’S TITLE] AT [ADDRESS].
     (e) Book-Entry Provisions. (i) This Section 2.01(e) shall apply only to Global Notes deposited with the Custodian, as custodian for DTC.
(ii) Each Global Note initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Custodian, as custodian for DTC, and (z) bear legends as set forth in Section 2.01(d). Transfers of a Global Note (but not a beneficial interest therein) shall be limited to transfers thereof in whole, but not in part, to the DTC, its successors or its respective nominees, except as set forth in Section 2.01(e)(v) and 2.01(f). If a beneficial interest in a Global Note is transferred or exchanged for a beneficial interest in another Global Note, the Trustee shall (x) record a decrease in the principal amount of the Global Note being transferred or exchanged equal to the principal amount of such transfer or exchange and (y) record a like increase in the principal amount of the other Global Note. Any beneficial interest in one Global Note that is transferred to a Person who takes delivery in the form of an interest in another Global Note, or exchanged for an interest in another Global Note, shall, upon transfer or exchange, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, shall thereafter be subject to all transfer and exchange restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.
(iii) Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by DTC or by the Custodian, as the custodian of DTC, or under such Global Note, and DTC may be treated by Issuer, the Trustee and any agent of Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent Issuer, the Trustee or any agent of Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.
(iv) In connection with any transfer of a portion of the beneficial interest in a Global Note pursuant to Section 2.01(f) to beneficial owners who are required to hold Definitive Notes, the Custodian shall reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more Definitive Notes of like tenor and amount.
(v) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.01(f), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to each beneficial owner identified by DTC in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations.
(vi) The registered Holder of a Global Note may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(vii) Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry.
     (f) Definitive Notes. (i) Except as provided below, owners of beneficial interests in Global Notes shall not be entitled to receive Definitive Notes. If required to do so pursuant to any applicable law or regulation, beneficial owners may obtain Definitive Notes in exchange for their beneficial interests in a Global Note upon written request in accordance with DTC’s and the Registrar’s procedures. In addition, Definitive Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in a Global Note if (A) DTC notifies Issuer that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by Issuer within 90 days of such notice or, (B) Issuer in its sole discretion executes and delivers to the Trustee and Registrar an Officers’ Certificate stating that such Global Note shall be so exchangeable or (C) an Event of Default has occurred and is continuing and the Registrar has received a request from DTC. In the event of the occurrence of any of the events specified in the second preceding sentence or in clause (A), (B) or (C) of the preceding sentence, Issuer shall promptly make available to the Registrar a reasonable supply of Definitive Notes.
(ii) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(e)(iv) or (v) shall, except as otherwise provided by Section 2.06(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d).
(iii) If a Definitive Note is transferred or exchanged for a beneficial interest in a Global Note, the Trustee shall (x) cancel such Definitive Note, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, Issuer shall execute, and the Trustee shall authenticate and make available for delivery, to the transferring Holder a new Definitive Note representing the principal amount not so transferred.
(iv) If a Definitive Note is transferred or exchanged for another Definitive Note, (x) the Trustee shall cancel the Definitive Note being transferred or exchanged, (y) Issuer shall execute, and the Trustee shall authenticate and make available for delivery, one or more new Definitive Notes in authorized denominations having an aggregate principal amount equal to the principal amount of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Note (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire principal amount of the canceled Definitive Note, Issuer shall execute, and the Trustee shall authenticate and make available for delivery to the Holder thereof, one or more Definitive Notes in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Definitive Notes, registered in the name of the Holder thereof.
     Section 2.02 Execution and Authentication.
     At least one Officer must sign the Notes for Issuer by manual or facsimile signature.
     If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.
     A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.
     At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery: (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of $500,000,000, (2) subject to the terms of this Indenture, Additional Notes for original issue in an unlimited principal amount, and (3) Exchange Notes for issue only in an exchange offer pursuant to the Registration Rights Agreement or upon resale under an effective Shelf Registration Statement, and only in exchange for Initial Notes or Additional Notes of an equal principal amount and (4) under the circumstances set forth in Section 2.06(e), Initial Notes in the form of an Unrestricted Global Note, in each case upon a written order of Issuer signed by one Officer (the “Authentication Order”). Such Authentication Order shall specify whether the Notes shall be in the form of Definitive Notes or Global Notes, the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or Exchange Notes.
     In case Issuer or any Guarantor, pursuant to Article 5 or Section 10.04, as applicable, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which Issuer or any Guarantor shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid, shall have executed an indenture supplemental hereto with the Trustee pursuant to Section 5.01 or Section 10.04, as applicable, any of the Notes authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may (but shall not be required), from time to time, at the request of the successor Person, be exchanged for other Notes executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon the Authentication Order of the successor Person, shall authenticate and make available for delivery Notes as specified in such order for the purpose of such exchange. If Notes shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this Section 2.02 in exchange or substitution for or upon registration of transfer of any Notes, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time outstanding for Notes authenticated and delivered in such new name.
     Section 2.03 Registrar and Paying Agent.
     Issuer will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. Issuer may change any Paying Agent or Registrar without notice to any Holder. Issuer will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Issuer or any Restricted Subsidiary may act as Paying Agent or Registrar.
     Issuer initially appoints DTC to act as depositary with respect to the Global Notes.
     Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.
     Section 2.04 Paying Agent to Hold Money in Trust.
     Issuer will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and will notify the Trustee of any default by Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Issuer or a Restricted Subsidiary) will have no further liability for the money. If Issuer or a Restricted Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to Issuer, the Trustee will serve as Paying Agent for the Notes.
     Section 2.05 Holder Lists.
     The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, Issuer will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and Issuer shall otherwise comply with TIA § 312(a).

     Section 2.06 Transfer and Exchange.
          (a) A Holder may transfer a Note (or a beneficial interest therein) to another Person or exchange a Note (or a beneficial interest therein) for another Note or Notes of any authorized denomination by presenting to the Registrar a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by this Section 2.06. The Registrar shall promptly register any transfer or exchange that meets the requirements of this Section 2.06 by noting the same in the register maintained by the Registrar for the purpose, and no transfer or exchange shall be effective until it is registered in such register. The transfer or exchange of any Note (or a beneficial interest therein) may only be made in accordance with this Section 2.06 and Section 2.01(e) and 2.01(f), as applicable, and, in the case of a Global Note (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Registrar shall refuse to register any requested transfer or exchange that does not comply with this paragraph. Any action with respect to transfers and exchanges of the Notes pursuant to this Section 2.06 may be taken by the Registrar whenever the Trustee may do so, and each reference in this Section 2.06 to the Trustee shall include the Registrar.
          (b) Transfers of Rule 144A Notes and Institutional Accredited Investor Notes. The following provisions shall apply with respect to any proposed registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is one year after the later of the date of its original issue and the last date on which Issuer or any Affiliate of Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”):
          (1) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee in the form as set forth on the reverse of the Note that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; provided that no such written representation or other written certification shall be required in connection with the transfer of a beneficial interest in the Rule 144A Global Note to a transferee in the form of a beneficial interest in that Rule 144A Global Note in accordance with this Indenture and the applicable procedures of DTC.
          (2) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an Institutional Accredited Investor shall be made upon receipt by the Registrar of a certificate substantially in the form set forth in Section 2.07 from the proposed transferee and, if requested by Issuer, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it; and

          (3) a registration of transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar of a certificate substantially in the form set forth in Section 2.08 from the proposed transferee and, if requested by Issuer, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to it.
          (c) Transfers of Regulations S Notes. The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the expiration of the Restricted Period:
          (1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment on the reverse of the certificate, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;
          (2) a transfer of a Regulation S Note or a beneficial interest therein to an Institutional Accredited Investor shall be made upon receipt by the Registrar of a certificate substantially in the form set forth in Section 2.07 from the proposed transferee and, if requested by Issuer or the Trustee, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them; and
          (3) a transfer of a Regulation S Note or a beneficial interest therein to a Non-U.S. Person shall be made upon receipt by the Registrar of a certificate substantially in the form set forth in Section 2.08 hereof from the proposed transferee and, if requested by Issuer, receipt by the Registrar of an opinion of counsel, certification and/or other information satisfactory to Issuer.
          After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certification set forth in Section 2.07, Section 2.08 or any additional certification.
          (d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing a Restricted Notes Legend, the Registrar shall deliver Notes that do not bear a Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing a Restricted Notes Legend, the Registrar shall deliver only Notes that bear a Restricted Notes Legend unless (i) Initial Notes are being exchanged for Exchange Notes in an exchange offer pursuant to the Registration Rights Agreement, in which case the Exchange Notes shall not bear a Restricted Notes Legend, (ii) an Initial Note is being transferred pursuant to the Shelf Registration Statement or other effective registration statement, (iii) Initial Notes are being exchanged for Notes that do not bear the Restricted Notes Legend in accordance with Section 2.06(e) or (iv) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to

Issuer and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.
          (e) Automatic Exchange from Global Note Bearing Restricted Notes Legend to Global Note Not Bearing Restricted Notes Legend. Upon Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, beneficial interests in a Global Note bearing the Restricted Notes Legend (a “Restricted Global Note”) may be automatically exchanged into beneficial interests in a Global Note not bearing the Restricted Notes Legend (an “Unrestricted Global Note”) without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (A) with respect to the Notes issued on the Issue Date or (B) with respect to Additional Notes, if any, the issue date of such Additional Notes, or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon Issuer’s satisfaction that the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act, Issuer may pursuant to the rules and procedures (i) provide written notice to DTC at least fifteen (15) calendar days prior to the Automatic Exchange Date, instructing DTC to exchange all of the outstanding beneficial interests in a particular Restricted Global Note to the Unrestricted Global Note, which Issuer shall have previously otherwise made eligible for exchange with the DTC, (ii) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the register of Holders at least fifteen (15) calendar days prior to the Automatic Exchange Date (the “Automatic Exchange Notice Date”), which notice must include (w) the Automatic Exchange Date, (x) the section of the Indenture pursuant to which the Automatic Exchange shall occur, (y) the “CUSIP” number of the Restricted Global Note from which such Holder’s beneficial interests shall be transferred and the (z) “CUSIP” number of the Unrestricted Global Note into which such Holder’s beneficial interests shall be transferred and (iii) on or prior to the Automatic Exchange Date, deliver to the Agent for authentication one or more Unrestricted Global Notes, duly executed by Issuer, in an aggregate principal amount equal to the aggregate principal amount of Restricted Global Notes to be exchanged. At Issuer’s request on no less than five (5) calendar days’ notice prior to the Automatic Exchange Notice Date, the Trustee with a copy to the Agent, shall deliver, in Issuer’s name and at its expense, the Automatic Exchange Notice to each Holder at such Holder’s address appearing in the register of Holders. Notwithstanding anything to the contrary in this Section 2.06(e), during the fifteen (15) day period prior to the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.06(e) shall be permitted without the prior written consent of Issuer. As a condition to any Automatic Exchange, Issuer shall provide, and the Trustee and the Agent shall be entitled to rely upon, an Officers’ Certificate in form reasonably acceptable to the Trustee and the Agent to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Notes Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Restricted Global Note is to be transferred to the particular Unrestricted Global Note by adjustment made on the records of the Custodian to reflect the Automatic Exchange. Upon such exchange of beneficial interests pursuant to this Section 2.06(e), the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Custodian to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Restricted Global Note from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.
          (f) Retention of Written Communications. The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.01 or this Section 2.06. Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable prior written notice to the Registrar.
          (g) Obligations with Respect to Transfers and Exchanges of Notes.
          (1) To permit registrations of transfers and exchanges, Issuer shall, subject to the other terms and conditions of this Article 2, execute and the Trustee shall authenticate Definitive Notes and Global Notes at the Registrar’s request.
          (2) No service charge shall be made to a Holder for any registration of transfer or exchange, but Issuer may require the Holder to pay a sum sufficient to cover any transfer tax assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to Sections 2.02, 2.06, 2.07, 2.09, 3.06, 4.10, 4.14, or 9.05).
          (3) Issuer (and the Registrar) shall not be required to register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Disposition Offer or other tender offer, except the unredeemed or untendered portion of any Note being redeemed or tendered in part.
          (4) Prior to the due presentation for registration of transfer of any Note, Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the owner of such Note for the purpose of receiving payment of principal of, premium, if any, and interest on such Note and for all other purposes whatsoever, including without limitation the transfer or exchange of such Note, whether or not such Note is overdue, and none of Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
          (5) Any Definitive Note delivered in exchange for an interest in a Global Note pursuant to Section 2.01(f) shall, except as otherwise provided by Section 2.06(d), bear the applicable legend regarding transfer restrictions applicable to the Definitive Note set forth in Section 2.01(d).
          (6) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

          (h) No Obligation of the Trustee. (1) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption or purchase) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may conclusively rely and shall be fully protected in conclusively relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.
          (1) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among DTC participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. The Trustee shall not have any responsibility for any actions taken or not taken by DTC.
          Section 2.07 Form of Certificate to be Delivered in Connection with Transfers to Institutional Accredited Investors.
[Date]
SESI, L.L.C.
601 Poydras, Suite 2400
New Orleans, Louisiana 70130
Attention: Robert S. Taylor
The Bank of New York Mellon Trust Company, N.A.
10161 Centurion Parkway
Jacksonville, Florida 32256
Attention: Transfer
Ladies and Gentlemen:
          This certificate is delivered to request a transfer of $[_________] principal amount of the 6.375% Senior Notes due 2019 (the “Notes”) of SESI, L.L.C. (the “Issuer”).
          Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

          Name: ___________________________________
          Address: _________________________________
          Taxpayer ID Number: ________________________
          The undersigned represents and warrants to you that:
          1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)) purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.
          2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which Issuer or any affiliate of Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to Issuer or any Subsidiary thereof, (b) pursuant to an effective registration statement under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A of the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales to Non-U.S. Persons that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is purchasing for its own account or for the account of such an institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000 for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale shall not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to Issuer and the Registrar, which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that Issuer and the Registrar reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clauses (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to Issuer and the Trustee.
          3. We [are][are not] an Affiliate of Issuer.
          You and Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

TRANSFEREE: ______________________ BY: _______________________________

          Section 2.08 Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S.
[Date]
SESI, L.L.C.
601 Poydras, Suite 2400
New Orleans, Louisiana 70130
Attention: Robert S. Taylor
The Bank of New York Mellon Trust Company, N.A.
10161 Centurion Parkway
Jacksonville, Florida 32256
Attention: Transfer
Re:	SESI, L.L.C. (the “Issuer”)
6.375% Senior Notes due 2019 (the “Notes”)
Ladies and Gentlemen:
          In connection with our proposed sale of $[________] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:
     (a) the offer of the Notes was not made to a person in the United States;
     (b) either (i) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (ii) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;
     (c) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable; and
     (d) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.
          In addition, if the sale is made during a restricted period and the provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b)(2), Rule 903(b)(3) or Rule 904(b)(1), as the case may be.
          We also hereby certify that we [are][are not] an Affiliate of Issuer and, to our knowledge, the transferee of the Notes [is][is not] an Affiliate of Issuer.
          You and Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[Name of Transferor]
By: _________________________________________
____________________________________________
Authorized Signature
     Section 2.09 Replacement Notes.
     If any mutilated Note is surrendered to the Trustee or Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, Issuer will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and Issuer to protect Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. Issuer may charge for its expenses in replacing a Note.
     Every replacement Note is an additional obligation of Issuer and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.
     Section 2.10 Outstanding Notes.

     The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding. Except as set forth in this Section 2.10, a Note does not cease to be outstanding because Issuer or an Affiliate of Issuer holds the Note; however, Notes held by Issuer or a Subsidiary of Issuer shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.
     If a Note is replaced pursuant to Section 2.09 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.
     If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.
     If the Paying Agent (other than Issuer or a Restricted Subsidiary) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.
     Section 2.11 Treasury Notes.
     In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Issuer or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with Issuer or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.
     Section 2.12 Temporary Notes.
     Until certificates representing Notes are ready for delivery, Issuer may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that Issuer considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, Issuer will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.
     Holders of temporary Notes will be entitled to all of the benefits of this Indenture.
     Section 2.13 Cancellation.
     Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.
     Section 2.14 Defaulted Interest.
     If Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. Issuer will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, Issuer (or, upon the written request of Issuer, the Trustee in the name and at the expense of Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.
     Section 2.15 CUSIP, Common Code and ISIN Numbers.
     Issuer in issuing the Notes may use “CUSIP,” “Common Code” and “ISIN” numbers and, if so, the Trustee shall use “CUSIP,” “Common Code” and “ISIN” numbers in notices of redemption or purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or purchase shall not be affected by any defect in or omission of such CUSIP, Common Code and ISIN numbers. Issuer shall promptly notify the Trustee in writing of any change in the CUSIP, Common Code and ISIN numbers.
ARTICLE 3
REDEMPTION AND PREPAYMENT
     Section 3.01 Notices to Trustee.
     If Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, an Officers’ Certificate setting forth:
     (1) the clause of this Indenture pursuant to which the redemption shall occur;
     (2) the redemption date;
     (3) the principal amount of Notes to be redeemed; and
     (4) the redemption price.
     Section 3.02 Selection of Notes to Be Redeemed or Purchased.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed, then on a pro rata basis (to the extent practicable), by lot or by such similar method in accordance with the procedures of DTC. No Note of $2,000 in original principal amount or less will be redeemed in part.
     In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.
     Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.
     Section 3.03 Notice of Redemption.
     Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.
     The notice will identify the Notes to be redeemed and will state:
     (1) the redemption date;
     (2) the redemption price;
     (3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;
     (4) the name and address of the Paying Agent;
     (5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (6) that, unless Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

     (7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and
     (8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.
     At Issuer’s request, the Trustee will give the notice of redemption in Issuer’s name and at its expense; provided, however, that Issuer has delivered to the Trustee, at least 45 days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph. Notices of redemption may not be conditional.
     Section 3.04 Effect of Notice of Redemption.
     Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.
     Section 3.05 Deposit of Redemption or Purchase Price.
     On or prior to 11:00 a.m. New York City Time on the Business Day prior to the redemption or purchase date, Issuer will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to Issuer any money deposited with the Trustee or the Paying Agent by Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Interest, if any, on, all Notes to be redeemed or purchased.
     If Issuer complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.
     Section 3.06 Notes Redeemed or Purchased in Part.
     Upon surrender of a Note that is redeemed or purchased in part, Issuer will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.
     Section 3.07 Optional Redemption.

     (a) At any time prior to May 1, 2014, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, with the Net Cash Proceeds of one or more Public Equity Offerings; provided that:
     (1) at least 65% of the aggregate principal amount of Notes (which includes issued Additional Notes, if any) issued under this Indenture (excluding Notes held by Superior Energy and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
     (2) the redemption occurs within 90 days of the date of the closing of such Public Equity Offering.
     (b) Except pursuant to the preceding paragraph, the Notes will not be redeemable at Issuer’s option prior to May 1, 2015.
     (c) On or after May 1, 2015, Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to but excluding the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	103.188%
2016	101.594%
2017 and thereafter	100.000%
     At any time prior to May 1, 2015, Issuer may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to but excluding the applicable date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.
     Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.
     (d) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.
     Section 3.08 Mandatory Redemption.
     Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under the circumstances in Sections 4.10 and 4.14 hereof, Issuer may be required to offer to purchase the Notes. Issuer may at any time and from time to time purchase Notes in the open market or otherwise so long as such acquisition does not otherwise violate the terms of this Indenture.
     Section 3.09 Offer to Purchase by Application of Net Available Cash.
     In the event that, pursuant to Section 4.10 hereof, Issuer is required to commence an offer to all Holders to purchase Notes (an “Asset Disposition Offer”), it will follow the procedures specified below.
     The Asset Disposition Offer shall be made to all Holders and, to the extent required under the terms of outstanding pari passu Indebtedness of Issuer, to the holders of such other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Disposition Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than three Business Days after the termination of the Offer Period (the “Purchase Date”), Issuer will apply all Net Available Cash (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.
     If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Disposition Offer.
     Upon the commencement of an Asset Disposition Offer, Issuer will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The notice, which will govern the terms of the Asset Disposition Offer, will state:
     (1) that the Asset Disposition Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Disposition Offer will remain open;
     (2) the Offer Amount, the purchase price and the Purchase Date;
     (3) that any Note not tendered or accepted for payment will continue to accrue interest;
     (4) that, unless Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest after the Purchase Date;

     (5) that Holders electing to have a Note purchased pursuant to an Asset Disposition Offer may elect to have Notes purchased in amounts of $2,000 or whole multiples of $1,000 in excess thereof only;
     (6) that Holders electing to have Notes purchased pursuant to any Asset Disposition Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to Issuer, DTC, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;
     (7) that Holders will be entitled to withdraw their election if Issuer, DTC or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;
     (8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, Issuer will select the Notes and other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by Issuer so that only Notes in denominations of $2,000 or whole multiples of $1,000 in excess thereof, will be purchased); and
     (9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).
     On or before the Purchase Date, Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Disposition Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by Issuer in accordance with the terms of this Section 3.09. Issuer, DTC or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by Issuer for purchase, and Issuer will promptly issue a new Note, and the Trustee, upon written request from Issuer, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by Issuer to the Holder thereof. Issuer will publicly announce the results of the Asset Disposition Offer on the Purchase Date.
     Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

ARTICLE 4
COVENANTS
     Section 4.01 Payment of Notes.
     Issuer will pay or cause to be paid the principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any, will be considered paid on the date due if the Paying Agent, if other than Issuer or a Restricted Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. Issuer will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.
     Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.
     Section 4.02 Maintenance of Office or Agency.
     Issuer will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon Issuer in respect of the Notes and this Indenture may be served. Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Issuer fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.
     Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Issuer will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.
     Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of Issuer in accordance with Section 2.03 hereof.
     Section 4.03 SEC Reports.
     (a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Superior Energy will furnish (without exhibits) to the Holders or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations:

     (1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Superior Energy were required to file reports; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if Superior Energy were required to file such reports.
     All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Superior Energy’s consolidated financial statements by Superior Energy’s certified independent accountants. In addition, Superior Energy will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods. Issuer will at all times comply with TIA § 314(a).
     If, at any time, Superior Energy is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Superior Energy will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. Superior Energy will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Superior Energy’s filings for any reason, Superior Energy will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Superior Energy were required to file those reports with the SEC.
     (b) For so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by paragraphs (a) and (b) of this Section 4.03, Issuer and the Guarantors will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
     Section 4.04 Compliance Certificate.
     (a) Issuer and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge Issuer has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Issuer is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action Issuer is taking or proposes to take with respect thereto.

     (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.03 above shall be accompanied by a written statement of Superior Energy’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that Superior Energy has violated any provisions of Article 4 or Article 5 hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.
     (c) So long as any of the Notes are outstanding, Issuer will deliver to the Trustee, forthwith, and in any event not later than 10 days after any Officer becomes aware of any event that this giving of notice or the lapse of time or both would become a Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action Issuer is taking or proposes to take with respect thereto.
     Section 4.05 Taxes.
     Issuer will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.
     Section 4.06 Stay, Extension and Usury Laws.
     Issuer and each of the Guarantors covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and Issuer and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.
     Section 4.07 Limitation on Restricted Payments.
     (a) Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Superior Energy, Issuer or such Restricted Subsidiary makes such Restricted Payment:
     (1) a Default shall have occurred and be continuing (or would result therefrom);
     (2) Issuer is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of Section 4.09 hereof; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since May 2, 2001 would exceed the sum of (without duplication):
     (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from April 1, 2001 to the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to this Indenture immediately preceding the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus
     (B) 100% of the aggregate Net Cash Proceeds received by Superior Energy from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to May 2, 2001 (other than an issuance or sale to any of its Subsidiaries and other than an issuance or sale to an employee stock ownership plan or to a trust established by Superior Energy or any of its Subsidiaries for the benefit of their employees) or the fair market value of the consideration (if other than cash) from such issue or sale of Capital Stock and 100% of any capital cash contribution received by Superior Energy from its stockholders subsequent to May 2, 2001; plus
     (C) the amount by which Indebtedness of Superior Energy, Issuer or any Restricted Subsidiary is reduced on Superior Energy’s consolidated balance sheet upon the conversion or exchange (other than by any Subsidiary of Superior Energy) subsequent to the Issue Date of any Indebtedness of Superior Energy, Issuer or any Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock and other than the Existing Exchangeable Securities) of Superior Energy (less the amount of any cash, or the fair market value of any other property, distributed by Superior Energy upon such conversion or exchange); plus
     (D) an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by Superior Energy, Issuer or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment, proceeds representing the return of capital (excluding dividends and returns that would be included in the calculation of Consolidated Net Income), in each case received by Superior Energy, Issuer or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     (b) The provisions of the foregoing paragraph (a) will not prohibit:
     (1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock, Disqualified Stock or Subordinated Obligations made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Capital Stock of Superior Energy (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Superior Energy or an employee stock ownership plan or to a trust established by Superior Energy, Issuer or any Restricted Subsidiaries for the benefit of their employees) or a substantially concurrent capital cash contribution received by Superior Energy from its stockholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such capital cash contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;
     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness which is permitted to be Incurred pursuant to Section 4.09 hereof; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;
     (3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of Issuer, Superior Energy or any Restricted Subsidiary made by exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale of, Disqualified Stock of Issuer, Superior Energy or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be incurred pursuant to the Section 4.09 and constitutes Refinancing Indebtedness;
     (4) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 4.07; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;
     (5) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of Superior Energy or any of its Subsidiaries, other than an Unrestricted Subsidiary, from employees, former employees, directors or former directors of Superior Energy or any of its Subsidiaries, other than an Unrestricted Subsidiary (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Superior Energy under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (i) $5.0 million in any calendar year(with any unused amounts in any calendar year being carried over to the immediately succeeding calendar year subject to a maximum of $5.0 million in any calendar year), (ii) the aggregate Net Cash Proceeds received during such period from the Issuance of Capital Stock (other than Disqualified Stock) of Superior Energy pursuant to such agreements or plans, in each case to existing or former employees or members of management of Superior Energy or any of its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments (provided that the Net Cash Proceeds from such sales or contributions shall be excluded from the calculation of amounts under clause (c)(ii) of paragraph (1) above), and (iii) the cash proceeds of key man life insurance policies received by Issuer, Superior Energy or their Restricted Subsidiaries after the Issue Date; provided, further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;
     (6) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation (a) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation in the event of a Change of Control in accordance with provisions similar to Section 4.14 or (b) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.10; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer; provided further, however, that such purchases, repurchases, redemptions, defeasances or other acquisitions or retirements for value shall be included in the calculation of the amount of Restricted Payments;
     (7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Superior Energy or any of its Subsidiaries issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”; provided, however, that such amounts shall be excluded in the calculation of the amount of Restricted Payments;
     (8) cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of Superior Energy or any of its Subsidiaries; provided that any such cash payment shall not be for the purpose of evading the limitation of this covenant; provided, however, that such amounts shall be included in the calculation of the amount of Restricted Payments;
     (9) repurchase of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

     (10) redemption of the Existing Exchangeable Securities in accordance with the indenture governing such Indebtedness provided, however, that such redemption shall be excluded in the calculation of the amount of Restricted Payments;
     (11) other Restricted Payments in an aggregate amount not to exceed the greater of (A) $70.0 million and (B) the amount equal to 3.0% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to this Indenture immediately preceding the date of such Restricted Payments; provided, however, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments, when made and in the amount so made, shall thereafter be included in the calculation of the amount of Restricted Payments; and
     (12) any payment of cash by Superior Energy, Issuer or any Subsidiary issuer to a holder of Convertible Notes upon conversion or exchange of such Convertible Notes, and entry into or any payment in connection with any termination of any Permitted Bond Hedge or any Permitted Warrant.
     The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors of Superior Energy whose resolution with respect thereto will be delivered to the Trustee.
     Section 4.08 Limitation on Restrictions on Distributions from Restricted Subsidiaries.
     (a) Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to
     (1) pay dividends or make any other distributions on its Capital Stock to Superior Energy, Issuer or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to Superior Energy, Issuer or any of their Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);
     (2) make any loans or advances to Superior Energy, Issuer or any of their Restricted Subsidiaries (it being understood that the subordination of loans or advances made to Superior Energy, Issuer or any Restricted Subsidiary to other Indebtedness Incurred by Superior Energy, Issuer or any of their Restricted Subsidiaries shall not be deemed a restriction on the ability to make loans or advances); or

     (3) sell, lease or transfer any of its property or assets to Superior Energy, Issuer or any of their Restricted Subsidiaries (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) above).
     (b) The preceding provisions will not prohibit:
     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including any such Debt Facility and the Notes, the Exchange Notes and this Indenture;
     (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Superior Energy or Issuer, as the case may be (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Issuer), and outstanding on such date;
     (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this Section 4.08(b) or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no more restrictive than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;
     (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;
     (5) in the case of clause (3) of Section 4.08(a) hereof, restrictions contained in security agreements or mortgages securing Indebtedness of Superior Energy, Issuer or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;
     (6) provisions limiting the disposition or distribution of assets or property in joint venture agreements, limited liability agreements, joint operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, which limitation is applicable only to the assets that are the subject of such agreements;
     (7) restrictions imposed by customers on cash or other amounts deposited by them pursuant to contracts entered into in the ordinary course of business;

     (8) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.08(a) hereof;
     (9) restrictions on the transfer of property or assets required by any regulatory authority having jurisdiction over Superior Energy, Issuer or such Restricted Subsidiary;
     (10) encumbrances and restrictions contained in contracts entered into in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of, or from the ability of Superior Energy, Issuer and their Restricted Subsidiaries to realize the value of, property or assets of Issuer or any Restricted Subsidiary in any manner material to Superior Energy, Issuer or any Restricted Subsidiary;
     (11) encumbrances or restrictions contained in, or in respect of, Hedging Obligations permitted under this Indenture from time to time;
     (12) encumbrances or restrictions contained in agreements related to Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 4.09 and any corresponding Liens permitted to be incurred under the provisions of Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens; and
     (13) other Indebtedness Incurred or Preferred Stock issued by a Guarantor in accordance with Section 4.09 that, in the good faith judgment of Senior Management, are not more restrictive, taken as a whole, than those applicable to Issuer or Superior Energy in this Indenture or the Credit Agreement on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary level comparable to those applicable to Issuer) or (y) other Indebtedness Incurred or Preferred Stock issued by a Non-Guarantor Subsidiary, in each case permitted to be Incurred subsequent to the Issue Date pursuant to Section 4.09; provided that with respect to clause (y), such encumbrances or restrictions will not materially affect Issuer’s ability to make anticipated principal and interest payments on the Notes (in the good faith judgment Senior Management).
     (c) Superior Energy will not create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on its ability to (i) make capital contributions or other Investments in Issuer or any Restricted Subsidiary or pay any Indebtedness owed to Issuer or any Restricted Subsidiary, (ii) make any loans or advances to Issuer or any Restricted Subsidiary or (iii) transfer any of its property or assets to Issuer or any Restricted Subsidiary, except:
     (1) any encumbrance or restriction pursuant to any Debt Facilities and any agreement in effect at or entered into on the Issue Date; and
     (2) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in the immediately preceding clause (1) of this Section 4.08(c) or this clause (2) or contained in any amendment to an agreement referred to in the immediately preceding clause (1) of this Section 4.08(c) of this clause (2); provided, however, that the encumbrances and restrictions with respect to Superior Energy contained in any such refinancing agreement or amendment are no more restrictive in any material respect than the encumbrances and restrictions with respect to Superior Energy contained in such predecessor agreements.
     Section 4.09 Limitation on Indebtedness.
     (a) Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Superior Energy, Issuer and any Subsidiary Guarantor may Incur Indebtedness if, the Consolidated Coverage Ratio for the most recently ended four fiscal quarters for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to this Indenture immediately preceding the date of such Incurrence would have exceeded 2.0 to 1 and no Default would have occurred and be continuing, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four quarter period.
     (b) Notwithstanding the foregoing paragraph (a), so long as no Default has occurred and is continuing, Superior Energy, Issuer and their Restricted Subsidiaries may Incur, to the extent provided below, the following Indebtedness:
     (1) Indebtedness Incurred by Superior Energy, Issuer and any Subsidiary Guarantor under Debt Facilities; provided, however, that after giving effect to such Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit and bankers’ acceptances, if any, being deemed to have a principal amount equal to the maximum potential liability of Issuer thereunder) and then outstanding does not exceed the greater of (A) $600.0 million and (B) the amount equal to 27.5% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to this Indenture immediately preceding the date of such Incurrence;
     (2) the incurrence by Superior Energy, Issuer or any Restricted Subsidiary of intercompany Indebtedness between or among Superior Energy, Issuer or any Restricted Subsidiary; provided, however, that:
          (a) if Issuer is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes;
          (b) if a Guarantor is the obligor on such Indebtedness and a Non-Guarantor Subsidiary is the obligee, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Note Guarantee of such Guarantor; and
          (c) (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than Superior Energy, Issuer or any Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Superior Energy, Issuer or any Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (2);
     (3) Indebtedness consisting of the Notes and the related Note Guarantees to be issued on the date of this Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;
     (4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this paragraph (b));
     (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Superior Energy or Issuer, as the case may be (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Superior Energy or Issuer, as the case may be); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (1) Issuer would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this Section 4.09; or (2) the Consolidated Coverage Ratio is higher than immediately prior to such acquisition;
     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) of this paragraph (b) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5) of this paragraph (b), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;
     (7) Hedging Obligations entered into in the ordinary course of business of Superior Energy, Issuer or any Restricted Subsidiary and not for speculative purposes;
     (8) Indebtedness incurred solely in respect of banker’s acceptances, letters of credit, performance and surety bonds, insurance contracts and completion guarantees and other reimbursement obligations (to the extent that such incurrence does not result in the Incurrence of any obligation for the payment of borrowed money of others), in each case Incurred in the ordinary course of business;
     (9) the incurrence by Superior Energy, Issuer or any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the acquisition or cost of design, construction, installation, improvement or the carrying cost of assets used in the business of Superior Energy, Issuer or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (9), not to exceed the greater of (A) $100.0 million or (B) 4.5% of Consolidated Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to this Indenture immediately preceding the date of such Incurrence (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency) at any time outstanding;
     (10) Indebtedness arising from any agreement providing for indemnities, Guarantees, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) Incurred by any Person in connection with the acquisition or disposition of assets;
     (11) in-kind obligations relating to net oil or natural gas balancing positions arising in the ordinary course of business;
     (12) the guarantee by Issuer or any of the Guarantors of Indebtedness of Superior Energy, Issuer or any Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes or the relevant Note Guarantee, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;
     (13) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed the greater of (A) $100.0 million and (B) the amount equal to 20% of Foreign Subsidiary Total Tangible Assets as of the end of the most recent fiscal quarter for which consolidated financial statements of Superior Energy and its Subsidiaries have been provided to the Holders pursuant to this Indenture immediately preceding the date of such Incurrence (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency); and
     (14) Indebtedness of Superior Energy, Issuer and any Restricted Subsidiary in an aggregate principal amount which, together with all other Indebtedness of such Persons outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) of this Section 4.09(b) or Section 4.09(a)) does not exceed $75.0 million.
     (c) Notwithstanding the foregoing, each of Superior Energy and Issuer will not, and will not permit any Subsidiary Guarantor to, Incur any Indebtedness pursuant to Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Superior Energy, Issuer or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the relevant Note Guarantee, as applicable, to at least the same extent as such Subordinated Obligations.

     (d) Each of Superior Energy and Issuer will not, and will not permit any Subsidiary Guarantor to Incur any Indebtedness (including indebtedness permitted to be incurred by Section 4.09(b)) that is contractually subordinated in right of payment to any other Indebtedness of Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer or such Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
     (e) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of permitted debt described in clauses (1) through (14) of this Section 4.09(b), or is entitled to be incurred pursuant to Section 4.09(a), Issuer will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09; provided that all Indebtedness outstanding on the Issue Date under the Credit Agreement after giving effect to the application of the proceeds from the issuance of the Notes, and all Indebtedness (or the portion thereof) Incurred under Section 4.09(b)(1) shall be deemed Incurred under Section 4.09(b)(1) and not Section 4.09(a) or Section 4.09(b)(4) of this covenant and may not later be reclassified. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Superior Energy, Issuer or any Restricted Subsidiary may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.
     (f) The amount of any Indebtedness outstanding as of any date will be:
     (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;
     (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and
     (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:
          (a) the fair market value of such assets at the date of determination; and

          (b) the amount of the Indebtedness of the other Person.
     Section 4.10 Limitation on Sales of Assets and Subsidiary Stock.
     (a) Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:
     (1) Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) as determined in good faith by the Board of Directors of Superior Energy, an Officer of Superior Energy, an Officer of Issuer or an Officer of such Restricted Subsidiary with responsibility for such transaction, which determination shall be conclusive evidence of compliance with this provision, of the shares and assets subject to such Asset Disposition;
     (2) in the case of an Asset Disposition for consideration exceeding $40.0 million, the fair market value is determined, in good faith, by the Board of Directors of Superior Energy, and evidenced by a resolution of the Board of Directors of Superior Energy set forth in an Officers’ Certificate delivered to the Trustee;
     (3) either (a) at least 75% of the consideration thereof received by Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Temporary Cash Investments or (b) the fair market value (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value) of all forms of consideration other than cash or Temporary Cash Investments received for all Asset Dispositions since the Issue Date does not exceed in the aggregate an amount equal to 10% of Consolidated Tangible Assets at the time each determination is made; and
     (4) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, within 365 days after its receipt, at its option:
     (A) to repay Secured Indebtedness under a Debt Facility;
     (B) to acquire Additional Assets or to make capital expenditures in a Related Business; and
     (C) to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders (and to holders of other Indebtedness of Issuer that is pari passu with the Notes) to purchase Notes (and such other Indebtedness of Issuer) pursuant to and subject to the conditions contained in this Indenture;
provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Issuer or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment, if any, to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Pending application of Net Available Cash pursuant to this Section 4.10, such Net Available Cash shall be invested in Temporary Cash Investments or used to reduce loans outstanding under any revolving credit facility existing under a Debt Facility.
     For the purposes of this Section 4.10, the following are deemed to be cash or Temporary Cash Investments: (i) the assumption of Obligations of Superior Energy, Issuer or any Restricted Subsidiary (other than any of their Subordinated Obligations) and the release of Superior Energy, Issuer or such Restricted Subsidiary, as the case may be, from all liability on such Obligations in connection with such Asset Disposition, (ii) any securities received by Issuer or any Restricted Subsidiary from the transferee that are promptly converted by Issuer or such Restricted Subsidiary into cash within 180 days after the receipt thereof (to the extent of cash received) and (iii) any Designated Noncash Consideration received by Superior Energy, Issuer or any Restricted Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $30.0 million and (y) 1.5% of Consolidated Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).
     The requirement of Section 4.10(a)(4) shall be deemed to be satisfied if an agreement (including a lease) committing to make the acquisitions or expenditures referred to therein is entered into by Superior Energy, Issuer or a Restricted Subsidiary within the time period specified in such clause and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.
     Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.10(a)(4)(A) or (B) within the time period set forth therein will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $30.0 million, Issuer will make an Asset Disposition Offer to all Holders and, to the extent required under the terms of outstanding pari passu Indebtedness of Issuer, to the holders of such outstanding pari passu Indebtedness, to purchase the maximum aggregate principal amount of Notes and such other pari passu Indebtedness of Issuer in an amount equal to $2,000 or an integral multiple of $1,000 in excess thereof at a purchase price of 100% of their principal amount (or, in the event such other pari passu Indebtedness of Issuer was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest and Additional Interest (or, in respect of such other pari passu Indebtedness of Issuer, such lesser price, if any, as may be provided for by the terms of such Indebtedness of Issuer) to but excluding the purchase date in accordance with the procedures set forth in Section 3.09. Issuer may satisfy the foregoing obligations with respect to such Net Available Cash from an Asset Disposition by making an offer with respect to such Net Available Cash prior to the expiration of the application period.
     To the extent that the aggregate amount of Notes and such pari passu Indebtedness tendered pursuant to an Asset Disposition Offer is less than the Excess Proceeds, Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in this Indenture. If the aggregate principal amount of Notes or the pari passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee or the applicable Registrar shall select the Notes and Issuer or agent for such pari passu Indebtedness shall select such pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount (or accreted value) of the Notes or such pari passu Indebtedness tendered. Upon completion of any such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
     Each of Superior Energy and Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to Section 3.09 hereof and this Section 4.10. To the extent that the provisions of any securities laws or regulations conflict with provisions of Section 3.09 hereof and this Section 4.10, each of Superior Energy and Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.09 hereof and this Section 4.10 by virtue of its compliance with such securities laws or regulations. Upon the occurrence of an Investment Grade Rating Event, this Section 4.10 will cease to apply to Issuer and will no longer have effect.
     Section 4.11 Limitation on Affiliate Transactions.
     (a) Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Issuer or Superior Energy (an “Affiliate Transaction”) if such Affiliate Transaction involves aggregate consideration in excess of $1 million unless:
     (1) the terms of the Affiliate Transaction are no less favorable to Superior Energy, Issuer or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate; and
     (2) Issuer delivers to the trustee:
     (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of at least $20 million but equal to or less than $40 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above; and
     (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40 million, a resolution of the Board of Directors of Superior Energy set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors.
     (b) The provisions of Section 4.11(a) will not prohibit:

     (1) a Restricted Payment or Permitted Investment, in each case permitted to be made pursuant to Section 4.07 hereof.
     (2) any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan entered into by Superior Energy, Issuer or any Restricted Subsidiary in the ordinary course of business;
     (3) loans or advances to officers, directors and employees for moving, entertainment and travel expense, drawing accounts and similar expenditures for other business purposes, in each case, in the ordinary course of business of Superior Energy, Issuer or any of their Restricted Subsidiaries;
     (4) maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including health and life insurance plans, deferred compensation plans and retirement or savings and similar plans;
     (5) any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of Senior Management (except to the extent the arrangement is valued in excess of $40.0 million, in which case, in the good faith judgment of the Board of Directors of Superior Energy), when taken as a whole, than the terms of the agreements in effect on the Issue Date;
     (6) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of Superior Energy, Issuer and their Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of Senior Management (except to the extent the arrangement is valued in excess of $40.0 million, in which case, in the reasonable determination of the Board of Directors of Superior Energy), such transactions are on terms that are no less favorable to Superior Energy, Issuer or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by Superior Energy, Issuer or such Restricted Subsidiary with an unrelated Person;
     (7) any transaction with a Restricted Subsidiary or joint venture or similar entity (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because Superior Energy, Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;
     (8) reasonable fees and reasonable compensation paid to, and indemnity and similar arrangements provided on behalf of, officers, directors and employees of Superior Energy, Issuer or any Restricted Subsidiary, to the extent such fees and compensation are reasonable and customary;

     (9) any Affiliate Transaction between Issuer and a Restricted Subsidiary or between Restricted Subsidiaries;
     (10) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Superior Energy; and
     (11) transactions where the rates or charges involved, and related terms of payment, are determined by competitive bids and the interest of the Affiliate arises solely from such Person’s status as a non-employee member of the Board of Directors of Superior Energy and which otherwise comply with clauses (1) and (2), as applicable, of the preceding paragraph (a).
     Section 4.12 Limitation on Liens.
     Each of Superior Energy and Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien securing any Indebtedness of any kind except for Permitted Liens of any nature whatsoever on any of its properties or assets (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, which Lien is securing Indebtedness, unless contemporaneously with the Incurrence of such Liens:
     (1) in the case of Liens securing Subordinated Obligations, the Notes and related Note Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or
     (2) in all other cases, the Notes and related Note Guarantees are equally and ratably secured or are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens.
     Any Lien created for the benefit of the Holders pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.
     Section 4.13 Corporate Existence.
     Subject to Article 5 hereof, Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect:
     (1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of Issuer or any such Subsidiary; and
     (2) the rights (charter and statutory), licenses and franchises of Issuer and its Subsidiaries; provided, however, that Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.
     Section 4.14 Offer to Repurchase Upon Change of Control.
     (a) Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest and Additional Interest, if any, to but excluding the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):
     (1) any “person” (as such term is used in Section 13(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Superior Energy or Issuer;
     (2) individuals who on the Issue Date constituted the Board of Directors of Superior Energy together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Superior Energy, as the case may be, was approved by a vote of majority of the directors of Superior Energy then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;
     (3) the adoption of a plan relating to the liquidation or dissolution of either Issuer or Superior Energy;
     (4) the merger or consolidation of Issuer or Superior Energy, as the case may be, with or into another Person or the merger of another Person with or into Issuer or Superior Energy, as the case may be, other than a transaction following which, in the case of a merger or consolidation transaction, securities that represented 100% of the Voting Stock of Issuer or Superior Energy, as the case may be, immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) constitute at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction; or
     (5) the direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all the assets of Issuer or Superior Energy and their respective Subsidiaries taken as a whole, as the case may be (in each case, determined on a consolidated basis) to another Person.

     (b) Within 30 days following any Change of Control, Issuer will mail a notice to each Holder or otherwise give notice in accordance with the applicable procedures of DTC, with a copy to the Trustee (the “Change of Control Offer”) stating:
     (1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest and Additional Interest, if any, to but excluding the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);
     (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);
     (3) the purchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);
     (4) that any Note not tendered will continue to accrue interest;
     (5) that, unless Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;
     (6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;
     (7) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and
     (8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.
     Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 4.10 hereof or this Section 4.14, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.
     (c) On the Change of Control Payment Date, Issuer will, to the extent lawful:
     (1) accept for payment all Notes or portions of Notes (of $2,000 or larger integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;
     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Issuer in accordance with this Section 4.14.
     The Paying Agent will promptly mail (but in any case not later than five days after the Purchase Date) to each Holder who so tendered Notes the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.
     If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date.
     (d) Issuer will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to Section 3.07 hereof unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
     (e) The provisions described in this Section 4.14 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.
     Section 4.15 Reserved.
     Section 4.16 Reserved.
     Section 4.17 Payments for Consent.

     Issuer will not and Superior Energy will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid and is paid to all Holders that are “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act, who, upon request, confirm that they are “qualified institutional buyers,” and consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
     Section 4.18 Future Guarantors.
     Superior Energy and Issuer will cause each Restricted Subsidiary that becomes a borrower under the Credit Agreement or that Guarantees, on the Issue Date or any time thereafter, the Obligations under the Credit Agreement or any other Indebtedness of Issuer or any Guarantor to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest (including Additional Interest, if any) in respect of the Notes on a senior basis and all other Obligations under this Indenture. The form of Note Guarantee is attached as Exhibit E hereto.
     Section 4.19 Termination of Covenants when Notes Rated Investment Grade. From and after the occurrence of an Investment Grade Rating Event, Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.17, 4.18, 5.01 (other than Section 5.01(a)(1) and 5.01(b)(1)) and Section 6.01(7) will cease to apply to each of Superior Energy, Issuer and their Restricted Subsidiaries, as the case may be, and will no longer have effect. Notwithstanding the foregoing, from and after the occurrence of an Investment Grade Rating Event, the remaining covenants and agreements contained herein will continue to apply to each of Superior Energy, Issuer and their Restricted Subsidiaries and Section 4.20 hereof will apply to Superior Energy and Issuer and become effective upon the occurrence of such an Investment Grade Rating Event. For the avoidance of doubt, such covenants and provisions shall not be reinstated even if the Notes are subsequently assigned a rating below an Investment Grade Rating by either or both Rating Agencies.
     Section 4.20 Limitation on Secured Indebtedness when Notes Rated Investment Grade
     Upon the occurrence of an Investment Grade Rating Event, this Section 4.20 will apply to Superior Energy, Issuer and their Subsidiaries and become effective upon the occurrence of such an Investment Grade Rating Event:
     (a) If Superior Energy, Issuer or any Subsidiary incurs any Secured Indebtedness (other than Investment Grade Rating Event Permitted Liens), Superior Energy, Issuer or such Subsidiary, as the case may be, will secure the notes equally and ratably with (or, at its option, prior to) the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien; or
     (b) if any Non-Guarantor Subsidiary Incurs or Guarantees any Indebtedness of any kind (with the exception of the Incurrence of Indebtedness (other than a Guarantee of

Indebtedness of Superior Energy, Issuer or a Domestic Subsidiary) by a Foreign Subsidiary), such Subsidiary will guarantee the Notes on a full and unconditional senior basis, unless, in the case of clause (a), the aggregate amount of all Secured Indebtedness and the Attributable Debt of all Sale/Leaseback Transactions and, in the case of clause (b), Indebtedness so Incurred or Guaranteed by a Non-Guarantor Subsidiary would not exceed, in the aggregate, 12.5% of Consolidated Tangible Assets (such calculation to exclude from the numerator any Indebtedness secured by Investment Grade Event Permitted Liens).
Promptly upon the occurrence of an Investment Grade Rating Event, the Issuer shall deliver an Officers’ Certificate to the Trustee which notifies the Trustee of such Investment Grade Rating Event, and sets forth the provisions under the Indenture which cease to apply to any such Person. The Trustee shall be entitled to rely upon such Officers’ Certificate until it has received notice to the contrary.
ARTICLE 5
SUCCESSORS
     Section 5.01 Merger and Consolidation.
     (a) Issuer shall not, and Superior Energy shall not permit Issuer to, consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:
     (1) Issuer shall be the surviving Person, or the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Issuer under the Notes, this Indenture and the Registration Rights Agreement;
     (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
     (3) immediately after giving pro forma effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to Section 4.09(a) or (b) the Consolidated Coverage Ratio of the Successor Company will be greater than the Consolidated Coverage Ratio of Issuer and its Subsidiaries immediately prior to such transaction; and
     (4) Issuer shall have delivered to the Trustee an Officers’ Certificate of Superior Energy and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Issuer or (B) if determined in good faith by the Board of Directors of Superior Energy (as evidenced by a resolution of such board), Issuer merging with an Affiliate of Issuer solely for the purpose and with the sole effect of reorganizing Issuer in another jurisdiction, provided the surviving entity will assume all the obligations of Issuer under the Notes, this Indenture, and the Registration Rights Agreement.
     In addition, Issuer shall not, and Superior Energy shall not permit Issuer to, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
     (b) Superior Energy will not consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:
     (1) Superior Energy shall be the surviving Person, or the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not Superior Energy) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Superior Energy under its Note Guarantee, this Indenture and the Registration Rights Agreement;
     (2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;
     (3) immediately after giving pro forma effect to such transaction, either (a) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of Section 4.09 hereof or (b) the Consolidated Coverage Ratio of the Successor Company will be greater than the Consolidated Coverage Ratio of Superior Energy and its Subsidiaries immediately prior to such transaction; and
     (4) Superior Energy shall have delivered to the Trustee an Officers’ Certificate of Superior Energy and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;
     provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to Superior Energy or (B) if determined in good faith by the Board of Directors of Superior Energy (as evidenced by a resolution of such board), Superior Energy merging with an Affiliate of Superior Energy solely for the purpose and with the sole effect of reorganizing Superior Energy in another jurisdiction, provided the surviving entity will assume all the obligations of Superior Energy under its Note Guarantee, this Indenture, and the Registration Rights Agreement.
     In addition, Superior Energy will not directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.
     Section 5.02 Successor Corporation Substituted.
     Upon any consolidation or merger, or transfer or conveyance or other disposition of all or substantially all of the properties or assets of Issuer in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the Successor Company shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, transfer, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the Successor Company and not to Issuer), and may exercise every right and power of Issuer under this Indenture with the same effect as if such Successor Company had been named as Issuer herein; provided, however, that the Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of Issuer’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.
ARTICLE 6
DEFAULTS AND REMEDIES
     Section 6.01 Events of Default.
     Each of the following is an “Event of Default”:
     (1) default for 30 days in the payment when due of interest on, or Additional Interest, if any, with respect to, the Notes;
     (2) default in the payment when due (at its Stated Maturity, upon redemption, upon required purchase, upon declaration or otherwise) of the principal of, or premium, if any, on, the Notes;
     (3) failure by Issuer or Superior Energy to comply with Section 5.01 hereof;
     (4) failure by Issuer or Superior Energy to comply for 30 days after notice with any of its obligations pursuant to Section 4.14 hereof (other than a failure to purchase the Notes);
     (5) failure by Superior Energy, Issuer or a Restricted Subsidiary to comply for 60 days after notice to Superior Energy, Issuer or such Restricted Subsidiary by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture;

     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Superior Energy, Issuer or any of their Restricted Subsidiaries (or the payment of which is guaranteed by Superior Energy, Issuer or any of their Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:
     (A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or
     (B) results in the acceleration of such Indebtedness prior to its express maturity;
and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $30.0 million or more, provided that in connection with any series of the Convertible Notes, (a) any conversion of such Indebtedness by a holder thereof into shares of Common Stock, cash or a combination of cash and shares of Common Stock, (b) the rights of holders of such Indebtedness to convert into shares of Common Stock, cash or a combination of cash and shares of Common Stock and (c) the rights of holders of such Indebtedness to require any repurchase by Superior Energy or Issuer of such Indebtedness in cash upon a fundamental change shall not, in itself, constitute an Event of Default under this clause (6);
     (7) any judgment or decree for the payment of money in excess of $30.0 million (excluding amounts covered by reputable and creditworthy insurance companies) is entered against Issuer, Superior Energy or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed within 10 days after notice; or
     (8) Superior Energy, Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:
     (A) commences a voluntary case;
     (B) consents to the entry of an order for relief against it in an involuntary case;
     (C) consents to the appointment of a custodian of it or for all or substantially all of its property;
     (D) makes a general assignment for the benefit of its creditors; or

     (E) generally is not paying its debts as they become due;
     (9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (A) is for relief against Superior Energy, Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;
     (B) appoints a custodian of Superior Energy, Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of Superior Energy, Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or
     (C) orders the liquidation of Superior Energy, Issuer or any of their Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 consecutive days; or
     (10) except as permitted by this Indenture or the Note Guarantee, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee.
     However, a default under clauses (4), (5), (7) and (10) above will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify Issuer, Superior Energy or the relevant Restricted Subsidiary, as the case may be, of the default and Issuer, Superior Energy or the relevant Restricted Subsidiary, as the case may be, does not cure such default within the time specified after receipt of such notice.
     Section 6.02 Acceleration.
     In the case of an Event of Default specified in clause (8) or (9) of Section 6.01 hereof, with respect to Superior Energy, Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.
     Upon any such declaration, the Notes shall become due and payable immediately.
     The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium or Additional Interest, if any, that has become due solely because of the acceleration) have been cured or waived.
     Section 6.03 Other Remedies.
     If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Interest, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.
     The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
     Section 6.04 Waiver of Past Defaults.
     Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium and Additional Interest, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.
     Section 6.05 Control by Majority.
     Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to 7.02(e). However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.
     Section 6.06 Limitation on Suits.
     A Holder may pursue a remedy with respect to this Indenture or the Notes only if:
     (1) such Holder gives to the Trustee written notice that an Event of Default is continuing;
     (2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

     (3) such Holder or Holders offer and, if requested, provide to the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;
     (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and
     (5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with such request.
     A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.
     Section 6.07 Rights of Holders to Receive Payment.
     Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium and Additional Interest, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
     Section 6.08 Collection Suit by Trustee.
     If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against Issuer for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
     Section 6.09 Trustee May File Proofs of Claim.
     The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
     Section 6.10 Priorities.
     If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:
     First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;
     Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and Additional Interest, if any and interest, respectively; and
     Third: to Issuer or to such party as a court of competent jurisdiction shall direct.
     The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
     Section 6.11 Undertaking for Costs.
     In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.
ARTICLE 7
TRUSTEE
     Section 7.01 Duties of Trustee.
     (a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

     (b) Except during the continuance of an Event of Default:
     (1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of the mathematical calculations or other facts stated therein).
     (c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
     (1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;
     (2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.
     (d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.
     (e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
     (f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
     Section 7.02 Rights of Trustee.
     (a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

     (b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.
     (c) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.
     (d) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from Issuer will be sufficient if signed by an Officer of Issuer.
     (e) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.
     (f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee from Issuer or the Holders of at least 25% in aggregate principal amount of the outstanding Notes, and such notice references the specific Default or Event of Default, the Notes and this Indenture.
     (g) The Trustee shall not be required to give any bond or surety in respect of the performance of its power and duties hereunder.
     (h) The Trustee shall have no duty to inquire as to the performance of Issuer’s covenants herein.
     (i) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder.
     (j) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.
     (k) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

     (l) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.
     (m) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
     Section 7.03 Individual Rights of Trustee.
     The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with Issuer or any Affiliate of Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.
     Section 7.04 Trustee’s Disclaimer.
     The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for Issuer’s use of the proceeds from the Notes or any money paid to Issuer or upon Issuer’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.
     Section 7.05 Notice of Defaults.
     If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within 90 days after the Trustee obtains knowledge. Except in the case of a Default or Event of Default in payment of principal of, premium or Additional Interest, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.
     Section 7.06 Reports by Trustee to Holders of the Notes.
     (a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).
     (b) A copy of each report at the time of its mailing to the Holders will be mailed by the Trustee to Issuer and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). Issuer will promptly notify the Trustee when the Notes are listed on any stock exchange.
     Section 7.07 Compensation and Indemnity.
     (a) Issuer will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. Issuer will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.
     (b) Issuer and the Guarantors will jointly and severally indemnify the Trustee against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by Issuer, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence or bad faith. The Trustee will notify Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify Issuer will not relieve Issuer or any of the Guarantors of their obligations hereunder. Issuer or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and Issuer will pay the reasonable fees and expenses of such counsel. Neither Issuer nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.
     (c) The obligations of Issuer and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the resignation or removal of the Trustee and the payment in full of the Notes.
     (d) To secure Issuer’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.
     (e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01 (8) or (9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.
     (f) The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

     Section 7.08 Replacement of Trustee.
     (a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.
     (b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying Issuer. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and Issuer in writing. Issuer may remove the Trustee if:
     (1) the Trustee fails to comply with Section 7.10 hereof;
     (2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;
     (3) a custodian or public officer takes charge of the Trustee or its property; or
     (4) the Trustee becomes incapable of acting.
     (c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, Issuer will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by Issuer.
     (d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, Issuer, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
     (e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
     (f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to Issuer. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, Issuer’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.
     Section 7.09 Successor Trustee by Merger, etc.

     If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.
     Section 7.10 Eligibility; Disqualification.
     There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.
     This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).
     Section 7.11 Preferential Collection of Claims Against Company.
     The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.
ARTICLE 8
LEGAL DEFEASANCE AND COVENANT DEFEASANCE
     Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.
     Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.
     Section 8.02 Legal Defeasance and Discharge.
     Upon Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

     (1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;
     (2) Issuer’s obligations with respect to such Notes under Article 2 and Section 4.02 hereof;
     (3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and Issuer’s and the Guarantors’ obligations in connection therewith; and
     (4) this Article 8.
     Subject to compliance with this Article 8, Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.
     Section 8.03 Covenant Defeasance.
     Upon Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.17, 4.18 and 4.20 hereof and clause (3) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (with respect to clause (3) of Section 5.01(a)) through 6.01(6) hereof will not constitute Events of Default.
     Section 8.04 Conditions to Legal or Covenant Defeasance.
     In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:
     (1) Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium and Additional Interest, if any, and interest on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;
     (2) in the case of an election under Section 8.02 hereof, Issuer must deliver to the Trustee an Opinion of Counsel confirming that:
     (A) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or
     (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;
     (3) in the case of an election under Section 8.03 hereof, Issuer must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
     (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;
     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which Issuer or any of its Subsidiaries is a party or by which Issuer or any of its Subsidiaries is bound;
     (6) Issuer must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by Issuer with the intent of preferring the Holders over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others; and
     (7) Issuer must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     Section 8.05 Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.
     Subject to Section 8.06 hereof, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Issuer acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
     Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.
     Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to Issuer from time to time upon the request of Issuer any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.
     Section 8.06 Repayment to Issuer.
     Any money deposited with the Trustee or any Paying Agent, or then held by Issuer, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to Issuer on its request or (if then held by Issuer) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of Issuer as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of Issuer cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to Issuer.
     Section 8.07 Reinstatement.
     If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then Issuer’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if Issuer makes any payment of principal of, premium or Additional Interest, if any, or interest on, any Note following the reinstatement of its obligations, Issuer will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.
ARTICLE 9
AMENDMENT, SUPPLEMENT AND WAIVER
     Section 9.01 Without Consent of Holders.
     Notwithstanding Section 9.02 of this Indenture, Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes or the Note Guarantees without the consent of any Holder:
     (1) to cure any ambiguity, defect or inconsistency;
     (2) to provide for uncertificated Notes in addition to or in place of certificated Notes;
     (3) to provide for the assumption of Issuer’s or a Guarantor’s obligations to the Holders of the Notes and Note Guarantees by a successor to Issuer or such Guarantor pursuant to Article 5 or Article 10 hereof;
     (4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder;
     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;
     (6) to conform the text of this Indenture or the Notes to any provision of the “Description of notes” section of the Offering Memorandum, to the extent that such provision in that “Description of notes” was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes;
     (7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or
     (8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.
     Upon the request of Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 and Section 9.06 hereof, the Trustee will join with Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.
     Section 9.02 With Consent of Holders.
     Except as provided below in this Section 9.02, Issuer and the Trustee may amend or supplement this Indenture and the Notes and the Note Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Additional Interest, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.10 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.
     Upon the request of Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee will join with Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.
     It is not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.
     After an amendment, supplement or waiver under this Section 9.02 becomes effective, Issuer will mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of Issuer to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by Issuer with any provision of this Indenture or the Notes or the Note Guarantees. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):
     (1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;
     (2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.14 hereof);
     (3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;
     (4) waive a Default or Event of Default in the payment of principal of, or premium or Additional Interest, if any, or interest on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);
     (5) make any Note payable in money other than that stated in the Notes;
     (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium or Additional Interest, if any, on, the Notes;
     (7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.14 hereof);
     (8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or
     (9) make any change in the preceding amendment and waiver provisions.
     Section 9.03 Compliance with Trust Indenture Act.
     Every amendment or supplement to this Indenture or the Notes will be set forth in a amended or supplemental indenture that complies with the TIA as then in effect.
     Section 9.04 Revocation and Effect of Consents.
     Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

     Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver. If Issuer fixes a record date, the record date shall be fixed at (i) the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation pursuant to Section 2.05 or (ii) such other date as Issuer shall designate.
     Section 9.05 Notation on or Exchange of Notes.
     The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.
     Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.
     Section 9.06 Trustee to Sign Amendments, etc.
     The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Issuer may not sign an amended or supplemental indenture until the Board of Directors of Issuer approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.
ARTICLE 10
NOTE GUARANTEES
     Section 10.01 Guarantee.
     (a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably, fully and unconditionally guarantees, as primary obligor and not merely as surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of Issuer hereunder or thereunder, that:
     (1) the principal of, premium and Additional Interest, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of Issuer to the Holders or the Trustee hereunder or thereunder (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Issuer or a Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

     (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.
     Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.
     (b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Issuer, any right to require a proceeding first against Issuer, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.
     (c) If any Holder or the Trustee is required by any court or otherwise to return to Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either Issuer or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
     (d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.
     (e) Each Guarantor hereby agrees that any Guarantor that makes a payment on the obligations under the Guarantees shall be entitled, upon payment in full of all obligations under the Guarantees, to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP. The provisions of this Section 10.01(e) shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders, and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.
     Section 10.02 Limitation on Guarantor Liability.
     Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.
     Section 10.03 Guarantors to Sign Indenture.
     To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture to this Indenture) shall be executed on behalf of such Guarantor by an Officer of such Guarantor.
     If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.
     Upon execution of a supplemental indenture to this Indenture by the Subsidiary Guarantors, the Guarantees set forth in this Indenture shall be deemed duly delivered, without any further action by any Person, on behalf of the Subsidiary Guarantors. Following the Issue Date, the delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.
     In the event that Superior Energy, Issuer or any of their Restricted Subsidiaries creates or acquires any Subsidiary after the date of this Indenture, if required by Section 4.18 hereof, Issuer will cause such Subsidiary to comply with the provisions of Section 4.18 hereof and this Article 10, to the extent applicable.
     Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.
     Except as otherwise provided in Section 10.05 hereof, no Subsidiary Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

     (1) immediately after giving effect to that transaction, no Default or Event of Default exists;
     (2) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States of America, any state or territory thereof or the District of Columbia;
     (3) the Successor Guarantor, if not already a Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, the Notes and its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee and assumes by written agreement all the obligations of such Subsidiary Guarantor under the Registration Rights Agreement; and
     (4) if such Subsidiary Guarantor does not continue as a Subsidiary of Issuer or Superior Energy, the net proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.
     In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such Successor Guarantor will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such Successor Guarantor thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by Issuer and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.
     Except as set forth in Articles 4 and 5 hereof, and notwithstanding clauses (1) through (4) above, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into Issuer or another Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to Issuer or another Guarantor.
     Section 10.05 Releases.
     (a) In the event of any sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Superior Energy, Issuer or a Restricted Subsidiary of Issuer or Superior Energy, then such Subsidiary Guarantor will be released and relieved of any obligations under its Note Guarantee; provided that the sale or other disposition, and the application of the Net Proceeds of such sale or other disposition, comply with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.

     (b) In the event of any sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Superior Energy, Issuer or a Restricted Subsidiary of Issuer or Superior Energy, then the corporation acquiring the property will be released and relieved of any obligations under the applicable Note Guarantee; provided that the sale or other disposition, and the application of the Net Proceeds of such sale or other disposition, comply with the applicable provisions of this Indenture, including without limitation Section 4.10 hereof.
     Upon delivery by Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made in accordance with the provisions of this Indenture, including without limitation Section 4.10 hereof, the Trustee will execute any documents reasonably required in order to evidence the release of any Subsidiary Guarantor from its obligations under its Note Guarantee in accordance with the foregoing Sections 10.05(a) and (b).
     (c) Upon designation by Issuer of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of this Indenture, such Guarantor will be released and relieved of any obligations under its Note Guarantee.
     (d) Upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, each Guarantor will be released and relieved of any obligations under its Note Guarantee.
     (e) Upon the occurrence of an Investment Grade Rating Event, if such Subsidiary Guarantor does not have outstanding Indebtedness, and it does not guarantee Indebtedness of Issuer, Superior Energy or any other Guarantor, in each case in excess of a De Minimis Amount, such Guarantor will be released and relieved of any obligations under its Note Guarantee.
     Any Guarantor not released from its obligations under its Note Guarantee as provided in this Section 10.05 will remain liable for the full amount of principal of and interest and premium and Additional Interest, if any, on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 10.
ARTICLE 11
SATISFACTION AND DISCHARGE
     Section 11.01 Satisfaction and Discharge.
     This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:
          (1) either:
     (a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to Issuer, have been delivered to the Trustee for cancellation; or

     (b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;
     (2) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound;
     (3) Issuer or any Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and
     (4) Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.
     In addition, Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
     Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.
     Section 11.02 Application of Trust Money.
     Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.
     If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if Issuer has made any payment of principal of, premium or Additional Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE 12
MISCELLANEOUS
     Section 12.01 Trust Indenture Act Controls.
     If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control.
     Section 12.02 Notices.
     Any notice or communication by Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission, electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to Issuer and/or any Guarantor:
c/o Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, LA 70130
Attention: Robert S. Taylor
Facsimile No.: (504) 365-9665
With a copy to:
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP
201 St. Charles Avenue, 51st Floor
New Orleans, LA 70170
Attention: Scott D. Chenevert, Esq.
Facsimile No.: (225) 248-3016
If to the Trustee:
The Bank of New York Mellon Trust Company, N.A.
10161 Centurion Parkway
Jacksonville, Florida 32256
Attention: Craig Kaye
Facsimile No.: (904) 645-1921
     Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

     Notices given by publication will be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing, provided that notices to the Trustee shall be deemed received only upon actual receipt. Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to any Holder of an interest in a global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC or any other applicable depositary for such Note (or its designee) according to the applicable procedures of DTC or such depositary.
     Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.
     If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.
     If Issuer mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.
     In addition to the foregoing, the Trustee agrees to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
     Section 12.03 Communication by Holders with Other Holders.
     Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).
     Section 12.04 Certificate and Opinion as to Conditions Precedent.
     Upon any request or application by Issuer to the Trustee to take any action under this Indenture, Issuer shall furnish to the Trustee:
     (1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and
     (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.
     Section 12.05 Statements Required in Certificate or Opinion.
     Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:
     (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
     (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
     (3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
     (4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.
     Section 12.06 Rules by Trustee and Agents.
     The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.
     Section 12.07 No Personal Liability of Directors, Officers, Employees and Stockholders.
     No past, present or future director, officer, organizer, manager, employee, incorporator, stockholder or member of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
     Section 12.08 Governing Law.
     THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO

THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 12.09 No Adverse Interpretation of Other Agreements.
     This Indenture may not be used to interpret any other indenture, loan or debt agreement of Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
     Section 12.10 Successors.
     All agreements of Issuer in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.
     Section 12.11 Severability.
     In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
     Section 12.12 Counterpart Originals.
     The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.
     Section 12.13 Table of Contents, Headings, etc.
     The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.
     Section 12.14 Waiver of Jury Trial.
     EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
[Signature Pages Follow]

SIGNATURES
Dated as of April 27, 2011

SESI, L.L.C.
By:	Superior Energy Services, Inc., its managing member

By	/s/ Robert S. Taylor
	Name:	Robert S. Taylor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

SUPERIOR ENERGY SERVICES, INC.
By	/s/ Robert S. Taylor
	Name:	Robert S. Taylor
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

1105 PETERS ROAD, L.L.C.
ADVANCED OILWELL SERVICES, INC.
BLOWOUT TOOLS, INC.
CONCENTRIC PIPE AND TOOL RENTALS, L.L.C.
CONNECTION TECHNOLOGY, L.L.C.
CSI TECHNOLOGIES, LLC
DRILLING LOGISTICS, L.L.C.
FASTORQ, L.L.C.
H.B. RENTALS, L.C.
INTERNATIONAL SNUBBING SERVICES, L.L.C.
NON-MAGNETIC RENTAL TOOLS, L.L.C.
PRODUCTION MANAGEMENT INDUSTRIES, L.L.C.
SEMO, L.L.C.
SEMSE, L.L.C.
STABIL DRILL SPECIALITIES, L.L.C.
SUB-SURFACE TOOLS, L.L.C.
SUPERIOR HOLDING, INC.
SUPERIOR ENERGY SERVICES COLOMBIA, LLC
SUPERIOR ENERGY SERVICES, L.L.C.
SUPERIOR INSPECTION SERVICES, L.L.C.
WARRIOR ENERGY SERVICES CORPORATION
WILD WELL CONTROL, INC.
WORKSTRINGS INTERNATIONAL, L.L.C.

By	/s/ Robert S. Taylor
	Name:	Robert S. Taylor
	Title:	Authorized Representative

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
By:	/s/ Craig Kaye
	Name:	Craig Kaye
	Title:	Vice President

EXHIBIT A: Form of Series A Note
[FORM OF FACE OF SERIES A NOTE]
[Applicable Restricted Notes Legend]
[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________]
[as revised by the Schedule of Increases and
Decreases in Global Note attached hereto][1]
CUSIP NO. [2]
SESI, L.L.C.
6.375% Senior Notes due 2019
          SESI, L.L.C., a Delaware limited liability company (the “Issuer”), promises to pay to [Cede & Co.]1, or its registered assigns, the principal sum of _______________ Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto] 1, on May 1, 2019.
          Interest Payment Dates: May 1 and November 1, commencing on November 1, 2011
          Record Dates: April 15 and October 15
          Additional provisions of this Note are set forth on the other side of this Note.

[1]	Insert in Global Notes only

[2]	144A – 78412FAJ3

Reg S – U8151EAC0

IAI – 78412F AK0

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

SESI, L.L.C.
By:	Superior Energy Services, Inc., its managing
member

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.,
as Trustee, certifies
that this is one of
the Notes referred
to in the Indenture.

By:_________________________________
Authorized Signatory	Date: __________

[FORM OF REVERSE SIDE OF NOTE]
SESI, L.L.C.
6.375% Senior Notes due 2019
     Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.
1. Interest
          SESI, L.L.C., a Delaware limited liability company (such limited liability company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate of 6.375% per annum, which shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 27, 2011. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest on overdue installments of interest (including Additional Interest) at the same rate to the extent lawful. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
          The Issuer shall make each interest payment in cash semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2011, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) to Holders of record of Notes on the immediately preceding April 15 and October 15.
          In addition to the rights provided to Holders under the Indenture, Holders of Registrable Securities shall have all rights set forth in the Registration Rights Agreement, dated as of April 27, 2011, among the Issuer, Superior Energy, the Subsidiary Guarantors named therein and the other parties named on the signature pages thereto (the “Registration Rights Agreement”), including the right to receive Additional Interest in certain circumstances. If applicable, Additional Interest shall be paid to the same Persons, in the same manner and at the same times as regular interest.
2. Method of Payment
          By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 15 and October 15 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose in the United States or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Issuer, the principal of (and premium, if any) and interest on the Notes may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.
3. Paying Agent and Registrar
          The Issuer initially appoints The Bank of New York Mellon Trust Company, N.A. as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Restricted Subsidiary may act as Paying Agent, Registrar or transfer agent.
4. Indenture
          The Issuer issued the Notes under an Indenture, dated as of April 27, 2011 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
          The Notes are senior unsecured obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 6.375% Senior Notes, Series A, due 2019 referred to in the Indenture. The Notes include (i) $500,000,000 principal amount of the Issuer’s 6.375% Senior Notes, Series A, due 2019 issued under the Indenture on April 27, 2011 (the “Initial Notes”), (ii) if and when issued, additional 6.375% Senior Notes, Series A, due 2019 or 6.375% Senior Notes, Series B, due 2019 of the Issuer that may be issued from time to time under the Indenture subsequent to April 27, 2011 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued, the Issuer’s 6.375% Senior Notes, Series B, due 2019 that may be issued from time to time under the Indenture in exchange for Initial Notes or Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Notes”). The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness and issuance of disqualified stock and preferred stock, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, entering into transactions with affiliates, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries. Upon the occurrence of an Investment Grade Rating Event, certain covenants will no longer be in effect.

5. Guarantees
          To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, shall unconditionally Guarantee), jointly and severally, such obligations on a senior unsecured basis pursuant to the terms of the Indenture.
6. Redemption
          Prior to May 1, 2014, the Issuer may, at its option, upon notice as described under Section 3.03 of the Indenture, on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 106.375% of the aggregate principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Public Equity Offerings; provided that (a) at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes that are issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 90 days of the date of closing of each such Public Equity Offering.
          On and after May 1, 2015, the Issuer may redeem the Notes, in whole or in part, upon notice as described under Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon and Additional Interest, if any, on the Notes redeemed, to but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated in the table below:

Period	Percentage

2015	103.188%
2016	101.594%
2017 and thereafter	100.000%
          Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.
     At any time prior to May 1, 2015, the Issuer may redeem all or a part of the Notes, upon notice as described in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest and Additional Interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.
     “Applicable Premium” means, as determined by the Issuer, with respect to any Note on any redemption date, the greater of:
     (a)
     (1) 1.0% of the principal amount of the Note; and
     (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at May 1, 2015, (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through May 1, 2015, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
     (b) the then-outstanding principal amount of the Note, if greater.
     “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2015; provided, however, that if the period from the redemption date to May 1, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
          Except as set forth in paragraph 7 below, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
7. Repurchase Provisions
     If a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described in Section 3.07 of the Indenture, each Holder shall have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.
          In addition, under the circumstances set forth in Section 4.10 of the Indenture, the Issuer shall be required to make an offer to purchase Notes with the Excess Proceeds of certain Asset Dispositions.

8. Denominations; Transfer; Exchange
          The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption or tendered (and not withdrawn) for repurchases in connection with a Change of Control Offer, an Asset Disposition Offer or other tender offer, except the unredeemed or untendered portion of any Note being redeemed or tendered in part.
9. Persons Deemed Owners
          The registered Holder of this Note may be treated as the owner of it for all purposes.
10. Unclaimed Money
          If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.
11. Defeasance
          Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.
12. Amendment, Supplement, Waiver
          Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, any Note Guarantee and the Notes as provided in the Indenture.
13. Defaults and Remedies
          If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Restricted Subsidiaries) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the total outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest), if any, and any other monetary obligations on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest (including Additional Interest) and any other monetary obligations shall be due and payable immediately. If a bankruptcy, insolvency or reorganization of Superior Energy, the Issuer or certain Restricted Subsidiaries occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest) and any other monetary obligations on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
14. Trustee Dealings with the Issuer
          Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee.
15. No Recourse Against Others
     An incorporator, director, officer, employee or stockholder of the Issuer or any Subsidiary Guarantor or any of their parent companies, solely by reason of this status, shall not have any liability for any obligations of the Issuer or any Subsidiary Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.
16. Authentication
          This Note shall not be valid until the Trustee authenticates the Note.
17. Abbreviations
          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).
18. CUSIP, Common Code and ISIN Numbers
          The Issuer has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.
19. Governing Law
          This Note shall be governed by, and construed in accordance with, the laws of the State of New York.
          The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
c/o Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, LA 70130
Attention: Robert S. Taylor
Facsimile No.: (504) 365-9665
With a copy to:
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP
201 St. Charles Avenue, 51st Floor
New Orleans, LA 70170
Attention: Scott D. Chenevert, Esq.
Facsimile No.: (225) 248-3016

ASSIGNMENT FORM
          To assign this Note, fill in the form below:
          I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)
and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:________________________________	Your Signature:_______________________________
Signature Guarantee:____________________________________________________________________________
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
The undersigned hereby certifies that it ☐ is / ☐is not an Affiliate of the Issuer and that, to its knowledge, the proposed transferee ☐is / ☐is not an Affiliate of the Issuer.
     In connection with any transfer or exchange of any of the Notes evidenced by this certificate occurring prior to the date that is one year after the later of the date of original issuance of such Notes and the last date, if any, on which such Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being:
CHECK ONE BOX BELOW:

(1) ☐	acquired for the undersigned’s own account, without transfer; or

(2) ☐	transferred to the Issuer; or

(3) ☐	transferred pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(4) ☐	transferred pursuant to an effective registration statement under the Securities Act; or

(5) ☐	transferred pursuant to and in compliance with Regulation S under the Securities Act; or

(6) ☐	transferred to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Section 2.07 of the Indenture); or

(7) ☐	transferred pursuant to another available exemption from the registration requirements of the Securities Act of 1933, as amended.
Unless one of the boxes is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (5), (6) or (7) is checked, the Issuer may require, prior to registering any such transfer of the Notes, in its sole discretion, such legal opinions, certifications and other information as the Issuer may reasonably request to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, as amended, such as the exemption provided by Rule 144 under such Act.

Signature Guarantee:	______________________________________ Signature

_____________________________ (Signature must be guaranteed)	______________________________________ Signature
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.
TO BE COMPLETED BY PURCHASER IF BOX (1) OR (3) ABOVE IS CHECKED.
     The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

________________________________
Dated:

[TO BE ATTACHED TO GLOBAL NOTES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES
          The following increases or decreases in this Global Note have been made:

			Principal Amount of	Signature of
			this Global Note	authorized
	Amount of decrease	Amount of increase	following such	signatory of
	in Principal Amount	in Principal Amount	decrease or	Trustee or
Date of Exchange	of this Global Note	of this Global Note	increase	Custodian

OPTION OF HOLDER TO ELECT PURCHASE
          If you elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check either box:
☐     ☐
4.10       4.14
          If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note shall be issued for the portion not being repurchased): ________________.
Date: _________________ Your Signature _______________________________________________________
(Sign exactly as your name appears on the other side of the Note)
Signature Guarantee: _________________________________________________________________________________
(Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT B: Form of Series B Note
[FORM OF FACE OF SERIES B NOTE]
[Depository Legend, if applicable]
[OID Legend, if applicable]

No. [___]	Principal Amount $[___________] [as revised by the Schedule of Increases and Decreases in Global Note attached hereto][3]
CUSIP NO. _________________________
SESI, L.L.C.
6.375% Senior Notes due 2019
          SESI, L.L.C., a Delaware limited liability company (the “Issuer”), promises to pay to [Cede & Co.]3, or its registered assigns, the principal sum of _______________ Dollars, [as revised by the Schedule of Increases and Decreases in Global Note attached hereto]3, on May 1, 2019.
Interest Payment Dates: May 1 and November 1, commencing on November 1, 2011
Record Dates: April 15 and October 15
Additional provisions of this Note are set forth on the other side of this Note.

[3]	Insert in Global Notes only

B-1

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

SESI, L.L.C.
By:	Superior Energy Services, Inc., its managing member

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee, certifies
that this is one of
the Notes referred
to in the Indenture.

By:
	Authorized Signatory	Date: __________

[FORM OF REVERSE SIDE OF NOTE]

SESI, L.L.C.
6.375% Senior Notes due 2019
     Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.
1. Interest
          SESI, L.L.C., a Delaware limited liability company (such limited liability company, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), promises to pay interest on the principal amount of this Note at the rate of 6.375% per annum, which shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 27, 2011. The Issuer shall pay interest on overdue principal at the rate specified herein, and it shall pay interest on overdue installments of interest (including Additional Interest) at the same rate to the extent lawful. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
          The Issuer shall make each interest payment in cash semi-annually in arrears on May 1 and November 1 of each year, commencing on November 1, 2011, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”) to Holders of record of Notes on the immediately preceding April 15 and October 15.
2.	Method of Payment
          By no later than 11:00 a.m. (New York City time) on the date on which any principal of, premium, if any, or interest on any Note is due and payable, the Issuer shall deposit with the Paying Agent a sum sufficient in immediately available funds to pay such principal, premium or interest when due. Interest on any Note which is payable, and is timely paid or duly provided for, on any interest payment date shall be paid to the Person in whose name such Note (or one or more Predecessor Notes) is registered at the close of business on the preceding April 15 and October 15 at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.03 of the Indenture. The principal of (and premium, if any) and interest on the Notes shall be payable at the office or agency of Paying Agent or Registrar designated by the Issuer maintained for such purpose in the United States or at such other office or agency of the Issuer as may be maintained for such purpose pursuant to Section 2.03 of the Indenture; provided, however, that, at the option of the Issuer, the principal of (and premium, if any) and interest on the Notes may be paid by (i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Notes Register or (ii) wire transfer to an account located in the United States maintained by the payee, subject to the last sentence of this paragraph. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof.

3.	Paying Agent and Registrar
          The Issuer initially appoints The Bank of New York Mellon Trust Company, N.A. as Registrar and Paying Agent for the Notes. The Issuer may change any Registrar or Paying Agent without prior notice to the Holders. The Issuer or any Restricted Subsidiary may act as Paying Agent, Registrar or transfer agent.
4.	Indenture
          The Issuer issued the Notes under an Indenture, dated as of April 27, 2011 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.
          The Notes are senior unsecured obligations of the Issuer. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture is unlimited. This Note is one of the 6.375% Senior Notes, Series B, due 2019 referred to in the Indenture. The Notes include (i) $500,000,000 principal amount of the Issuer’s 6.375% Senior Notes, Series A, due 2019 issued under the Indenture on April 27, 2011 (the “Initial Notes”), (ii) if and when issued, additional 6.375% Senior Notes, Series A, due 2019 or 6.375% Senior Notes, Series B, due 2019 of the Issuer that may be issued from time to time under the Indenture subsequent to April 27, 2011 (the “Additional Notes”) as provided in Section 2.1(a) of the Indenture and (iii) if and when issued, the Issuer’s 6.375% Senior Notes, Series B, due 2019 that may be issued from time to time under the Indenture in exchange for Initial Notes or Additional Notes in an offer registered under the Securities Act as provided in the Registration Rights Agreement (herein called “Exchange Notes”). The Initial Notes, the Additional Notes and the Exchange Notes shall be considered collectively as a single class for all purposes of the Indenture. The Indenture imposes certain limitations on the incurrence of indebtedness and issuance of disqualified stock and preferred stock, the making of restricted payments, the sale of assets and subsidiary stock, the incurrence of certain liens, entering into transactions with affiliates, the making of payments for consents, the entering into of agreements that restrict distribution from restricted subsidiaries and the consummation of mergers and consolidations. The Indenture also imposes requirements with respect to the provision of financial information and the provision of guarantees of the Notes by certain subsidiaries. Upon the occurrence of an Investment Grade Rating Event, certain covenants will no longer be in effect.
5.	Guarantees
          To guarantee the due and punctual payment of the principal, premium, if any, and interest (including post-filing or post-petition interest) on the Notes and all other amounts payable by the Issuer under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have unconditionally guaranteed (and future guarantors, together with the Guarantors, shall unconditionally Guarantee), jointly and severally, such obligations on a senior unsecured basis pursuant to the terms of the Indenture.
6.	Redemption
          Prior to May 1, 2014, the Issuer may, at its option, upon notice as described under Section 3.03 of the Indenture, on one or more occasions redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 106.375% of the aggregate principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, thereon, if any, to but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Public Equity Offerings; provided that (a) at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes that are issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption and (b) each such redemption occurs within 90 days of the date of closing of each such Public Equity Offering.
          On and after May 1, 2015, the Issuer may redeem the Notes, in whole or in part, upon notice as described under Section 3.03 of the Indenture, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth in the table below, plus accrued and unpaid interest thereon and Additional Interest, if any, on the Notes redeemed, to but excluding the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on May 1 of each of the years indicated in the table below:

Period	Percentage

2015	103.188%
2016	101.594%
2017 and thereafter	100.000%
          Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.
          At any time prior to May 1, 2015, the Issuer may redeem all or a part of the Notes, upon notice as described in Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of Notes redeemed, plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest and Additional Interest, if any, to but excluding the date of redemption (the “Redemption Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.
     “Applicable Premium” means, as determined by the Issuer, with respect to any Note on any redemption date, the greater of:

     (a)
     (1) 1.0% of the principal amount of the Note; and
     (2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at May 1, 2015, (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through May 1, 2015, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
     (b) the then-outstanding principal amount of the Note, if greater.
     “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to May 1, 2015; provided, however, that if the period from the redemption date to May 1, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
          Except as set forth in paragraph 7 below, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
7.	Repurchase Provisions
          If a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described in Section 3.07 of the Indenture, each Holder shall have the right to require the Issuer to repurchase from each Holder all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date as provided in, and subject to the terms of, the Indenture.
          In addition, under the circumstances set forth in Section 4.10 of the Indenture, the Issuer shall be required to make an offer to purchase Notes with the Excess Proceeds of certain Asset Dispositions.
8.	Denominations; Transfer; Exchange
          The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay a sum sufficient to cover any tax and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange of any Note (A) for a period beginning (1) 15 days before the mailing of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such mailing or (2) 15 days before an interest payment date and ending on such interest payment date or (B) called for redemption or tendered (and not withdrawn) for repurchases in connection with a Change of Control Offer, an Asset Disposition Offer or other tender offer, except the unredeemed or untendered portion of any Note being redeemed or tendered in part.
9.	Persons Deemed Owners
          The registered Holder of this Note may be treated as the owner of it for all purposes.
10.	Unclaimed Money
          If money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Issuer at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Issuer for payment as general creditors unless an abandoned property law designates another person and not to the Trustee for payment.
11.	Defeasance
          Subject to certain exceptions and conditions set forth in the Indenture, the Issuer at any time may terminate some or all of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money or Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.
12.	Amendment, Supplement, Waiver
          Subject to certain exceptions contained in the Indenture, the Indenture and the Notes may be amended, or default may be waived, with the consent of the Holders of a majority in principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, any Note Guarantee and the Notes as provided in the Indenture.
13.	Defaults and Remedies
          If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer or certain Restricted Subsidiaries) occurs and is continuing, the Trustee by notice to the Issuer, or the Holders of at least 25% in principal amount of the total outstanding Notes by notice to the Issuer and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest), if any, and any other monetary obligations on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest (including Additional Interest) and any other monetary obligations shall be due and payable immediately. If a bankruptcy, insolvency or reorganization of Superior Energy, the Issuer or certain Restricted Subsidiaries occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest (including Additional Interest) and any other monetary obligations on all the Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
14.	Trustee Dealings with the Issuer
          Subject to certain limitations set forth in the Indenture, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, Subsidiary Guarantors or their Affiliates with the same rights it would have if it were not Trustee.
15.	No Recourse Against Others
          An incorporator, director, officer, employee or stockholder of the Issuer or any Subsidiary Guarantor or any of their parent companies, solely by reason of this status, shall not have any liability for any obligations of the Issuer or any Subsidiary Guarantor under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are a part of the consideration for the issuance of the Notes.
16.	Authentication
          This Note shall not be valid until the Trustee authenticates the Note.
17.	Abbreviations
          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with rights of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gift to Minors Act).
18.	CUSIP, Common Code and ISIN Numbers
          The Issuer has caused CUSIP, Common Code and ISIN numbers, if applicable, to be printed on the Notes and has directed the Trustee to use CUSIP, Common Code and ISIN numbers, if applicable, in notices of redemption or purchase as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption or purchase and reliance may be placed only on the other identification numbers placed thereon.
19.	Governing Law
          This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

          The Issuer shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:
c/o Superior Energy Services, Inc.
601 Poydras Street, Suite 2400
New Orleans, LA 70130
Attention: Robert S. Taylor
Facsimile No.: (504) 365-9665
With a copy to:
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP
201 St. Charles Avenue, 51st Floor
New Orleans, LA 70170
Attention: Scott D. Chenevert, Esq.
Facsimile No.: (225) 248-3016

ASSIGNMENT FORM
     To assign this Note, fill in the form below:
     I or we assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s social security or tax I.D. No.)
and irrevocably appoint ___________ agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:	Your Signature:

Signature Guarantee:
(Signature must be guaranteed)

Sign exactly as your name appears on the other side of this Note.
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTES
          The following increases or decreases in this Global Note have been made:

			Principal Amount of this Global	Signature of authorized
Date of	Amount of decrease in Principal	Amount of increase in Principal	Note following such decrease or	signatory of Trustee or
Exchange	Amount of this Global Note	Amount of this Global Note	increase	Custodian

OPTION OF HOLDER TO ELECT PURCHASE
          If you elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check either box:
☐       ☐
4.10    4.14
          If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, state the amount in principal amount (must be in denominations of $2,000 or an integral multiple of $1,000 in excess thereof): $______________________________ and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the Holder for the portion of the within Note not being repurchased (in the absence of any such specification, one such Note shall be issued for the portion not being repurchased): ________________.

Date:	Your Signature
(Sign exactly as your name appears on the other side of the Note)

Signature Guarantee:
(Signature must be guaranteed)
The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

EXHIBIT C: Form of Indenture Supplement to Add Future Subsidiary Guarantors
FORM OF SUPPLEMENTAL INDENTURE TO ADD FUTURE SUBSIDIARY GUARANTORS
          This Supplemental Indenture is entered into as of ________ (this “Supplemental Indenture”), by and among [NAME OF FUTURE GUARANTOR] (the “New Guarantor”), a subsidiary of SESI, L.L.C., a Delaware limited liability company (the “Issuer”), Superior Energy Services, Inc., a Delaware corporation (“Superior Energy”), the guarantors named therein (the “Existing Guarantors”) and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”), as Trustee, registrar, authentication agent and paying agent under the Indenture referred to below.
WITNESSETH:
          WHEREAS, Superior Energy, Issuer, the Existing Guarantors and the Trustee have heretofore executed and delivered an Indenture dated as of April 27, 2011 (as supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $500.0 million of 6.375% Senior Notes due 2019 of the Issuer (the “Notes”);
          WHEREAS, the Indenture provides that under certain circumstances the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”); and
          WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE 2
REPRESENTATIONS; AGREEMENT TO BE BOUND; GUARANTEE
     Section 2.01 Representations. The New Guarantor represents and warrants to the Trustee as follows:
     (i) It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     (ii) The execution, delivery and performance by it of this Supplemental Indenture have been authorized and approved by all necessary corporate or limited liability company action on its part.
     Section 2.02 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.
     Section 2.03 Guarantee. The New Guarantor agrees, on a joint and several basis with all the existing Guarantors, to fully, unconditionally and irrevocably Guarantee to each Holder of the Notes and the Trustee the Obligations pursuant to Article 10 of the Indenture on a senior unsecured basis.
ARTICLE 3
MISCELLANEOUS
     Section 3.01 Notices. All notices and other communications to the New Guarantor shall be given as provided in the Indenture to the New Guarantor, at its address set forth below, with a copy to the Issuer as provided in the Indenture for notices to the Issuer.
     Section 3.02 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.
     Section 3.03 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
     Section 3.04 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
     Section 3.05 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.
     Section 3.06 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.
     Section 3.07 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NEW GUARANTOR], as a Subsidiary Guarantor
By:
Name:
Title:

[Address]

SESI, L.L.C.
By:	Superior Energy Services, Inc., its managing member

By:
Name:
Title:

SUPERIOR ENERGY SERVICES, INC.
By:
Name:
Title:

[Each Existing Subsidiary Guarantor]
By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

C-1

By:
Name:
Title:

C-2